                    U.S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              IDMEDICAL.COM, INC.
                 ---------------------------------------------
                 (Name of small business issuer in its charter)

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               Colorado                                   7375                                84-1506325
     -----------------------------           ----------------------------        ----------------------------------
       (State or jurisdiction of             (Primary Standard Industrial        I.R.S. Employer Identification No.
     incorporation or organization            Classification Code Number)


                  4333 N. 30th Street, Boulder, Colorado 80301
         -------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                  4333 N. 30th Street, Boulder, Colorado 80301
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

           Neil A. Cox, 4333 N. 30th Street, Boulder, Colorado 80301
           ---------------------------------------------------------
                           Telephone: (303) 447-8638
                           -------------------------
           (Name, address and telephone number of agent for service)

                              --------------------

                                   Copies to:
                           Mitzy A. Sharp Futro, Esq.
                            Futro & Trauernicht, LLC
                      1401 Seventeenth Street, 11th Floor
                             Denver, Colorado 80202
                           Telephone: (303) 295-3360
                              Fax: (303) 295-1563

                              --------------------

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___




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                        CALCULATION OF REGISTRATION FEE
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                                                          Proposed Maximum        Proposed Maximum       Amount of
  Title of each Class of Securities      Amount to be     Offering Price          Aggregate Offering     Registration
  to be Registered                       Registered       Per Security (1)        Price (1)              Fee
  -------------------------------------- -------------    ----------------        ------------------     ------------
  Common Stock, $.001 par value          2,481,500 (2)    $1.00                   $2,466,500             $  653.00
  Common Stock, $.001 par value          1,250,000 (3)    $1.10                   $1,375,000             $  365.00
  Common Stock, $.001 par value          1,000,000 (3)    $2.00                   $2,000,000             $  528.00
             Total Registration Fee.....                                                                 $1,546.00


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents outstanding shares held by selling security holders including an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock.

(3) Represents shares which may be issuable upon exercise of warrants issued to three selling securityholders. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to antidilution provisions of the warrants.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.


                 SUBJECT TO COMPLETION, DATED OCTOBER 10, 2000

                             PRELIMINARY PROSPECTUS

                              IDMEDICAL.COM, INC.


                                4,731,500 SHARES

                                  COMMON STOCK

The selling securityholders named below are selling up to 4,731,500 shares of the common stock of IDMedical.com, Inc. under this prospectus, including up to 2,250,000 shares that they may acquire upon exercise of warrants.

IDMedical.com, Inc. ("IDMedical" or "IDMedical.com") has not made any underwriting arrangements regarding the common stock. Selling securityholders may offer their shares of common stock in the manner described in the "Plan of Distribution" on page 31. The shares may be offered in public or private transactions, on or off any national securities exchange or automated quotation system on which the common stock may be listed or traded. The shares may be offered at prevailing market prices or privately negotiated prices.

Sales may be made through brokers, dealers, or other agents who may receive compensation in the form of commissions, discounts, or concessions. The selling securityholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. If so, any commission, discount, or concession they receive may be deemed to be underwriting compensation.

IDMedical.com, Inc. will not receive any proceeds from the sale of the common stock, but may receive proceeds from the exercise price of the warrants.

THIS IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. CAREFULLY
CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE PURCHASING THIS COMMON
STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

The information in this prospectus is subject to completion or amendment. These securities may not be sold, and offers to buy may not be accepted, until the registration statement we filed with the Securities and Exchange Commission becomes effective.

This prospectus is not an offer to sell and does not solicit offers to buy our common stock. These securities cannot be sold in states where an offer, solicitation, or sale of them would be unlawful until they are registered or qualified under the securities laws of such states.




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                               TABLE OF CONTENTS

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    SECTION                                                                               PAGE
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1.  Cautionary Statement Concerning Forward Looking Statements.............................3

2.  Risk Factors...........................................................................4

3.  Description of Business...............................................................13

4.  Legal Proceedings ....................................................................23

5.  Description of Property...............................................................23

6.  Market for Common Stock and Related Shareholder Matters...............................24

7.  Plan of Operation.....................................................................24

8.  Directors and Executive Officers......................................................25

9.  Ownership of Securities by Beneficial Owners and Management...........................26

10. Executive Compensation................................................................27

11. Certain Relationships and Related Transactions........................................28

12. Selling Securityholders...............................................................29

13. Plan of Distribution..................................................................31

14. Description of Securities.............................................................32

15. Indemnification Disclosure............................................................33

16. Changes In and Disagreements With Accountants.........................................34

17. Legal Matters.........................................................................34

18. Where You Can Find More Information...................................................34

19. Financial Statements..................................................................35

20. Exhibits Index........................................................................39



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DEALER PROSPECTUS DELIVERY OBLIGATION

ALL DEALERS THAT PERFORM TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should only rely on the information or representations contained in this prospectus. We have not authorized anyone to provide you with different information. Do not assume that the information in this prospectus is accurate after the date on the cover.

This common stock may not be offered in states where such an offer is not permitted.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus and documents included by reference contain forward-looking statements within the meaning of:

- Section 27 of the Securities Act of 1933;

- Section 21E of the Securities Exchange Act of 1934; and

- the Private Securities Litigation Reform Act of 1995.

Forward-looking statements relate to our future operations. They estimate the happening of future events and are not based on historical facts.
Forward-looking statements may be identified by terms such as:

o        believes

o        intends

o        projects

o        forecasts

o        predicts

o        may

o        will

o        expects

o        estimates

o        anticipates

o        probable

o        continue


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This list is not comprehensive. Similar terms, variations of those terms, and the negative of those terms may also identify forward-looking statements.

The "Risk Factors" discussed in this prospectus are cautionary statements. They identify some of the factors that could cause actual results to be significantly different from those predicted in the forward-looking statements. The forward-looking statements and documents included by reference were compiled by our management based upon assumptions they considered reasonable. These assumptions are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Therefore, forecasted and actual results will likely vary and those variations may be material.

There can be no assurance that the statements, estimates, and projections contained in this prospectus will be achieved. Thus, we make no representation or warranty as to their accuracy or completeness. In addition, we cannot guarantee that any forecast in this prospectus will be achieved.

These forward-looking statements were compiled as of the date of this prospectus or the date of the documents incorporated by reference, as the case may be. We do not intend to update these statements. Therefore, you should evaluate them by considering any changes that may have occurred after the date such forward-looking statements appear.

We cannot guarantee that any of the assumptions relating to the forward-looking statements or the documents incorporated by reference will prove to be accurate. Therefore, we urge you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based, and to ascertain their reasonableness.


RISK FACTORS

An investment in our common stock involves major risks, including those associated with our development and our industry as a whole. You should carefully consider the following risk factors, as well as the other information in this prospectus, when deciding whether to purchase our common stock.

RISKS ASSOCIATED WITH DEVELOPMENT STAGE COMPANIES

EARLY STAGE OF DEVELOPMENT

We were incorporated in June 1999 and have minimal operating history. Before making an investment in our company, you must consider the risks, uncertainties, expenses, and difficulties frequently encountered by companies in the early stages of development. This is especially true for companies in the Internet market. Examples of these risks and difficulties include our ability to:

         o attract a large audience of users to our Internet-based consumer healthcare network;

         o        increase awareness of our products and services;

         o strengthen user loyalty and increase the number of registered users;

         o offer compelling on-line content, services, and product offerings;

         o        maintain current and develop new affiliate relationships;

         o respond effectively to the offerings of competitors on the Internet;

         o        continue to develop and upgrade our technology; and

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         o        attract, retain, and motivate qualified personnel.

We also depend on general economic conditions as well as continued growth in Internet usage for advertising, commerce, and communication. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we do not adequately address any of these risks, our business will likely suffer.

LACK OF REVENUE; ANTICIPATED LOSSES; UNCERTAINTY OF FUTURE FINANCIAL RESULTS

We have no operating history and, therefore, no revenues. Any future revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. If we have a shortfall in revenue relative to our expenses, or if our expenses increase faster than our revenues, our business will be adversely affected. Important factors that could cause material fluctuations in our results include:

         o        traffic levels on our Internet site;

         o        our ability to attract and retain customers;

         o our ability to maintain customer satisfaction for existing and future product and service offerings;

         o new Internet sites, services, or products introduced by us or our competitors;

         o our ability to upgrade and develop our systems and infrastructure;

         o our ability to attract new personnel in a timely and effective manner;

         o our ability to successfully integrate operations and technologies from acquisitions, joint ventures, or other business combinations or investments; and

         o technical difficulties or system downtime affecting the operation of our web site.

Any revenues for the foreseeable future will depend on user subscription levels on our web site and affiliate subscription levels. These future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations, expand and develop content, and upgrade and enhance our technology and infrastructure development in order to support our anticipated growth. Many of the expenses associated with these activities -- for example, costs associated with personnel, technology, and infrastructure -- are relatively fixed in the short-term. We may be unable to adjust spending quickly enough to offset unexpected revenue shortfalls. If so, our operational results will suffer.

We expect that our current reserves will be sufficient to meet our operating expenses for the next 12 months. After that time, we will either need to raise additional funds or realize additional revenue from our business activities to meet our cash requirements. There can be no guarantee that we will be successful in securing additional financing should the need arise.

NO FORMAL MARKET RESEARCH

We have not conducted, or engaged any other person or entity to conduct, any formal marketing surveys or research regarding the potential for our proposed products and services. Management's views concerning the potential for our proposed products and services are personal and are not based upon any empirical data or formal market research. There can be no assurance that a market for our proposed products and services exists or, if such a market exists, that such market is of the magnitude anticipated by Management.




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NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS; LACK OF "KEY PERSON"
LIFE INSURANCE

We are highly dependent on our corporate officers and directors. Losing any of their services would significantly delay or prevent the achievement of our development or business objectives. In addition to our employees, we will most likely retain consultants to complement the extensive computer hardware and software industry experience of Dr. Richard J. Schaller, Sr. (our President) and the extensive medical background and experience of Dr. Richard J. Schaller, Jr. and Dr. Vincent E. Schaller (directors). These consultants will be independent contractors, not employees of IDMedical.

We may be required to hire additional qualified personnel to implement our business plan, as well as personnel with expertise in government regulation, computer networking and Internet software, hardware and marketing. These requirements may also demand the addition of management personnel. We face competition for qualified individuals from numerous Internet companies. There can be no assurance that we will be able to attract and retain such individuals on acceptable terms, if at all. Failure to do so could have a material adverse effect on us.

We do not currently maintain "key person" life insurance on the life of any of our officers, directors, or consultants. See "Management."


FUTURE ISSUANCES OF COMMON STOCK WILL DILUTE THE INTEREST OF CURRENT
SHAREHOLDERS

If additional shares are issued, your stock ownership will be diluted. Additional stock or options to acquire stock of IDMedical can be granted at any time by the board of directors, usually without shareholder approval.


FUTURE SALES OF COMMON STOCK MAY AFFECT CURRENT SHAREHOLDERS

Future sales of common stock by management personnel and others may be made under Rule 144 of the 1933 Act. Under this rule, a person who has held their stock for one year may, under certain circumstances, sell in any three-month period a number of shares which is not greater than:

         o        one percent of the then outstanding shares of common stock;
                  or

         o if qualified, the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale.

Under certain circumstances, shares may be sold if a person who is not affiliated with IDMedical has held them for two years.

In the future, management personnel and others may acquire shares of common stock that may be registered on Form S-8. These shares may be sold in compliance with state securities laws without restriction by non-affiliates. Those affiliated with IDMedical may sell these shares either:

         o        under Rule 144, but without the one-year holding period; or

         o pursuant to an effective reoffer prospectus filed for the Form S-8.

Future sales of common stock may have an adverse effect on the market price of the common stock. This could adversely affect our ability to obtain future funding and could create a potential market overhang.


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WE DO NOT ANTICIPATE PAYING DIVIDENDS

The board of directors has the sole authority to determine whether cash dividends will be paid. This decision will depend on many factors, such as earnings, capital requirements, and our financial condition. The board of directors does not anticipate paying cash dividends in the near future.

WE DO NOT YET HAVE AN INDEPENDENT TRANSFER AGENT

We currently maintain our own stock transfer records. While we have engaged the services of an independent transfer agent, they will not commence operations on our behalf until the time this registration statement becomes effective.

POTENTIAL FOR CONFLICTS OF INTEREST

Our officers and directors may serve as officers or directors for other businesses having similar or different objectives. Although our officers and directors will use their best efforts to present us with suitable opportunities, they are under no obligation to present us with any particular opportunity.

All of our officers and directors are engaged in activities outside of IDMedical. They will be devoting less than 100% of their time to our affairs. Their outside activities could also conflict with those of IDMedical. In other words, our officers and directors may divide their time between our operations and operations in which we have no interest. In dealing with potential conflicts or conflicts which may arise as a result of their outside activities, the officers and directors:

         o will attempt to conduct themselves in accordance with their fiduciary obligations to us;

         o        will act prudently; and

         o        will act in our overall best interest.


COMPETITION EXISTS FOR MANY OF THE CLIENTS WE WILL BE SEEKING

Other companies exist which compete, on some level, with IDMedical. While differences exist which lead us to believe that current competition is not a direct threat to our success, some of the competition is likely to enjoy substantial competitive advantages compared to IDMedical. These advantages include greater name recognition and substantially greater financial resources. Increases or changes in competition could reduce our return on investment or cut into our market share. See "Description of Business, Business of Issuer -- Competition."

With respect to our Internet business strategy, we may face significant competition from other Internet companies, some of which have greater resources and financial power than IDMedical. The development of products and services on the Internet is intensely competitive. As a result, it may be easier and cheaper for other companies to enter our proposed markets and these companies may be able to respond more quickly to changes in the market for Internet services. We expect additional competitors to enter the market. Increased competition could put pressure on prices, reduce margins, or result in our failure to achieve or maintain market acceptance with respect to the Internet aspect of our business. See "Description of Business, Business of Issuer -- Competition."





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RISKS RELATED TO THE INDUSTRY


ABILITY TO EXPAND NETWORK INFRASTRUCTURE

We intend to continually expand and adapt our network infrastructure to accommodate additional users, increasing transaction volumes, and changing consumer and customer requirements. We may not be able to accurately project the rate or timing of increases, if any, in the use of our web site or to expand and upgrade our systems and infrastructure to accommodate such increases. Our systems may be unable to accommodate such increases while maintaining acceptable overall performance. Any lapse in service could cause our users to switch to the on-line services of our competitors.


POTENTIAL LIABILITY FOR INFORMATION ACCESSED ON OUR WEB SITE

We could be sued if confidential information is used or disclosed inappropriately. These types of claims have been brought against on-line services in the past, sometimes successfully. While our agreements may provide that we will be indemnified against these liabilities, such indemnification may be inadequate. In addition, our errors and omissions insurance may not adequately protect us against these types of claims.

Our business is based on establishing the IDMedical.com network as a trustworthy and dependable provider of services. Allegations of impropriety, even if unfounded, could have a material adverse effect on our reputation and our business.


POSSIBLE FAILURE OR INABILITY TO PROTECT INTELLECTUAL PROPERTY RIGHTS

Our intellectual property is important to our business. We rely or intend to rely on a combination of copyright, trademark, patent and trade secret laws, confidentiality procedures, and contractual provisions to protect our intellectual property. Applications for federal registrations are pending for the trademark "IDMEDICAL.com," as well as other service marks and trademarks which incorporate the Dr. E-MED name. See "Description of Business -- Intellectual Property."


UNCERTAINTY OF PROTECTION OF TRADEMARK, COPYRIGHTS, AND PROPRIETARY RIGHTS

Our success will depend in part on our ability to:

         o obtain registration of our trademarks, service marks, copyrights, and patents;

         o        maintain our trade secrets; and

         o operate without infringing on the proprietary rights of others.

This applies in the United States as well as other countries. Intellectual property matters in the Internet industry are highly uncertain and involve complex legal and factual questions. Accordingly, the extent of claims allowed with respect to the Internet intellectual property rights of others cannot be predicted.

We have filed applications for registration of the "Dr. E-MED" character and all copyrightable aspects of our web site with the United States Copyright Office. We have filed applications with the United States Patent and Trademark Office to register the following as service marks:

         o        The name IDMEDICAL.com,

         o        The proprietary character, "Dr. E-MED," as a logo, and

         o        The character's name, "Dr. E-MED," as a word mark or "Dr.
                  E.Z.MED" as an alternative word mark.




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We are currently investigating our options with regards to patent protection for various aspects of our web site. We cannot guarantee that:

         o we will be able to develop Internet products or processes that are patentable;

         o        patents will issue from any applications; or

         o claims allowed on issued patents will be sufficient to protect our technology.

In addition, patents we may obtain, as well as any rights associated with such patents, may be challenged, invalidated, or circumvented. This also applies to patents underlying any license to make, use, and sell our products or services. In short, there can be no assurance that the rights granted under any patents issued to us will provide proprietary protection or competitive advantage.

Competitors may file applications for and receive patents and other proprietary rights that relate to products or processes that are competitive with ours. If so, this could affect our issued patents or efforts to obtain patents. See "Description of Business -- Intellectual Property."

Our commercial success will depend in part on our ability to avoid infringing the patent and other intellectual property rights owned by third parties. It is uncertain whether the issuance of any third-party patents would require us to obtain licenses, cease certain activities, or alter our services, products, or processes. It is possible that our competitor's applications or patents may conflict with the patents or inventions underlying our intellectual property rights. Even so, we are not aware of any companies that have either filed patent applications or been granted patents in the United States or other countries claiming subject matter that may be useful to us for some of our potential products or services.

Patents may exist or may be issued to other companies that contain competitive or conflicting claims. If such claims are determined to be valid, we may be required to obtain a license to these patents or develop or obtain alternative processes or technology. If licenses are required, there can be no assurance that we will be able to obtain them on commercially favorable terms, if at all. If we are unable to obtain licenses, we may be prevented from pursuing the development of potential products or services.

If we breach an existing license or fail to obtain a license to any technology required to commercialize our products, it could have a negative impact on our business. In addition, the following actions may be required to enforce or defend any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights:

         o        litigation;

         o interference proceedings in the United States Patent and Trademark Office;

         o        oppositions in foreign countries; or

         o        reexaminations.

These actions could result in substantial costs and diversion of our efforts. If our competitors prepare and file patent applications in the United States that claim technology or processes also claimed by us, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention. This could result in substantial cost to us, even if the eventual outcome is favorable to us.




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We also intend to rely on trade secrets to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. Proprietary technology and processes will most likely be protected through confidentiality agreements and assignments with our consultants and collaborators. There can be no assurance that:

         o        these agreements will provide meaningful protection;

         o        these agreements will not be breached;

         o        we will have adequate remedies for any breach; or

         o our trade secrets will not otherwise become known or independently discovered by competitors.

To the extent that IDMEDICAL, our consultants, or our collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions. See "Description of Business -- Intellectual Property."


PATIENTS' AND HEALTHCARE INDUSTRY'S ACCEPTANCE OF THE INTERNET

To be successful, our network must attract a significant number of customers as well as other participants in the healthcare industry. To date, patients have generally looked to healthcare professionals as their principal source for health and wellness information. Our business plan assumes that:

         o patients will use healthcare information that is available on the Internet; and

         o        local healthcare organizations will affiliate with us.

This business plan is not yet proven. If we are unable to successfully implement it, our business will be materially adversely affected.


INTENSE COMPETITION IN A RAPIDLY CHANGING INDUSTRY

The number of Internet web sites offering healthcare content, products, and services is vast and increasing at a rapid rate. These companies compete with us for users. In addition, traditional media and healthcare providers compete for consumers' attention through traditional means as well as through new Internet initiatives. We believe that competition for healthcare consumers will continue to increase as the Internet continues to develop as a communication and commercial medium.

Potentially, we will compete directly for users with numerous Internet and non-Internet businesses, including:

         o health-related on-line services or web sites targeted at consumers, such as drkoop.com, WebMD Inc., Medscape Inc., PersonalMD.com, and MedicaLogic, etc.;

         o on-line and Internet portal companies, such as America Online, Inc., Microsoft Network, Netscape, Yahoo! Inc., Excite, Inc., Lycos Corporation, and Infoseek Corporation; and

         o other consumer affinity groups which offer healthcare-related content to specific demographic groups.




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




While differences exist which lead us to believe that current competition is not a direct threat to our success, some of the competition is likely to enjoy substantial competitive advantages compared to IDMedical, including:

         o the ability to offer a wider array of on-line products and services;

         o        larger production and technical staffs;

         o greater name recognition and larger marketing budgets and resources;

         o        larger customer and user bases; and

         o substantially greater financial, technical, and other resources.

To be competitive, we must respond promptly and effectively to the challenges associated with technological change, evolving standards, and competitors' innovations. Increased competition could result in a loss of market share or a reduction in our prices or margins. Competition may increase significantly as new companies enter the market and current competitors expand their services. Please see "Description of Business -- Competition."


GOVERNMENT REGULATION RELATING TO THE INTERNET

Since we operate an Internet-based service, our business is subject to government regulation relating to the Internet that could impair our operations. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted laws, and may adopt additional laws and regulations, with respect to the Internet. These laws and regulations cover such areas as user privacy, pricing, content, taxation, copyright protection, distribution, and characteristics and quality of production and services. For a description of risks associated with governmental regulation relating to the Internet, please see "Description of Business -- Internet Policies" on page 23.


INTERNET CAPACITY CONSTRAINTS

Our success will depend, in large part, upon the continued development of a robust communications industry and infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be reliable at all times because of:

         o inadequate development or unexpected impairment of the necessary infrastructure as a reliable network backbone;

         o failure of timely development of complementary products such as high speed modems;

         o delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

         o        increased government regulation.

If the Internet continues to experience significant growth in the number of users and the level of use, its infrastructure may experience problems in supporting the demands placed on it.


DEPENDENCE ON THE CONTINUOUS, RELIABLE AND SECURE OPERATION OF OUR WEB SITE

We rely on the Internet and, accordingly, depend upon the continuous, reliable, and secure operation of Internet servers and related hardware and software. In the past, several large Internet commerce companies have suffered highly publicized system failures that resulted in adverse consequences to their customers and subscribers. To the extent that our service is interrupted, which could occur due to reasons beyond our control, our users will be inconvenienced and our reputation may be diminished. Some of these outcomes could directly result in significant negative publicity and litigation.




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Our computer and communications hardware is protected through physical and software safeguards. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins, and similar events. We do not have full redundancy for all of our computer and telecommunications facilities and do not, at this time, maintain a back-up data facility. Business interruption insurance may be inadequate to protect us in the event of a catastrophe. We also depend upon third parties to provide potential users with web browsers and Internet and on-line services necessary for access to our web site. It is conceivable that our users may occasionally experience difficulties with Internet and other on-line services due to system failures, including failures unrelated to our systems. Any sustained disruption in Internet access provided by third parties, such as Internet Service Providers could adversely impact our business.

We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.


NO PUBLIC MARKET FOR OUR STOCK


NO PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK

There has been no public market for our common stock. Furthermore, there can be no assurance that an active trading market will be created or sustained in the future. If a market does develop, on the OTC Bulletin Board or otherwise, there can be no assurance that such market will continue or that the price of the stock will rise.

Securities of Internet companies have historically been very volatile. The stock can expect substantial price changes in short periods of time due to this unpredictability. Stock markets in the United States have, from time to time, experienced significant price and volume fluctuations that are not necessarily related to a company's net worth or any other established criteria of value. Substantial stock price swings may occur for the foreseeable future and percentage changes in stock indices (such as the Dow Jones Industrial Average) could be magnified, particularly in downward movements of the markets. These fluctuations may adversely affect the price of our common stock.


RESTRICTIONS ON SECONDARY TRADING

If our stock does begin trading, such trading will be subject to legal restrictions as long as it trades below $5.00 per share. These restrictions will limit the ability of broker-dealers who sell such securities to anyone other than established customers and investors that meet certain sophisticated investor tests. These restrictions can affect the ability of broker-dealers to sell IDMedical's stock and can also affect your ability to resell your stock in any trading market that may develop.


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS

With the exception of historical matters, the materials discussed or incorporated by reference in this prospectus are forward-looking statements. These statements involve risks and uncertainties that could cause actual results to be materially different from targeted or projected results. These forward-looking statements include statements regarding the intent, belief, or current expectations of IDMedical and its officers and directors. This includes future economic, competitive, and market conditions, as well as future business decisions. All of these are difficult or impossible to accurately predict. Many of these factors are beyond our control. Therefore, you should not place undue reliance on forward-looking statements.





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DESCRIPTION OF BUSINESS


BUSINESS DEVELOPMENT

We were incorporated in June 1999 under the laws of the State of Colorado for the purpose of developing medical records on the Internet. To date, we have conducted minimal business operations.


BUSINESS OF ISSUER

Company Overview

IDMedical.com is a development stage company that intends to create an Internet application consisting of a customer database of important medical information. The web site will allow the patient or an authorized person to input and access the patient's medical history. IDMedical intends to be at the forefront of voluntarily submitted medical records on the Internet.

The need for medical information can arise at any time. Situations often arise when a patient needs to be treated by an unfamiliar doctor. This can occur when the patient's regular doctor is unavailable or when the patient is traveling away from home or visiting the local emergency room. Timely access to the patient's medical records can prevent substandard care that may result in poor or dangerous results. In addition, many medical practices have other doctors cover their patients when they are on vacation or out of the office for the weekend. IDMedical.com will provide these doctors with the information they need to care for unfamiliar patients in a quick, safe, and effective manner.

IDMedical.com will be a system that allows the patient, a family member, friend, or the patient's doctor to input the patient's medical information into a computer program on the Internet. Access to this program will be through a web site. The data input mode is designed to be user friendly. The patient can either go into an input mode and type the data directly into the computer or go through a question and answer session with "Dr. E-MED," a computerized assistant that will help the patient input their medical records.

Data input will be automated through the use of scroll bars and prompts. For example, after the patient enters her name, a data box will appear. This box will allow the patient to input data such as:

         o sex, age, date of birth, marital status, and social security number;

         o        current and past medical problems;

         o        updated prescription lists;

         o        allergies; and

         o        past medical history, surgeries, and hospitalizations.

Once this information has been entered, patients will be able to print a copy of their medical record for future reference. The patient's religious affiliation will also be included on the medical record.

Patients' medical information will be stored in a secure database on a secure server. Patients and doctors will be able to access this data on the Internet through a series of passwords, starting with a User ID and a self-defined password. Once in the system, the patient or physician must enter the patient's User ID and password to access the patient's file. The information received by the doctor must be verified for accuracy with the patient or the patient's family.

Our web site will initially be used to treat patients on an emergency basis. When the need arises, doctors can access the personal and medical information previously listed. The amount of information available will eventually be expanded to include additional patient history and medical data, such as vaccinations and test results (e.g., PSA, PAP, mammograms, and EKG).

The medical records on IDMedical.com will remain confidential. Initially, the only people who will have access to a patient's medical records will be the patient and those physicians who know the patient's User ID and password. In the future, registered doctors may enter the system using only the patient's name and Social Security Number, if the member elects this option. We do not believe it is wise to allow unlimited physician access to the medical records maintained on our web site at this time.

IDMedical must be able to verify that all doctors accessing the medical records on the Company's web site are licensed physicians. We plan on using other web sites to perform this function. For example, the American Medical Association ("AMA") has a web site with a members only section that physicians may access by entering their unique AMA number. Other medical web sites, such as state medical societies and the American College of Surgeons, Pediatrics, Internal Medicine, and Emergency Physicians, have a similar setup. Once physician verification has been accomplished on one of these web sites, doctors will be able to access IDMedical.com through a link. This approach saves us the time and expense involved with establishing our own verification system.

Doctors will be greeted with a welcome page when they access the IDMedical.com site by a link from another medical web site. Physicians visiting our web page for the first time will be given a questionnaire that will ask for certain personal information, such as license number, social security number, and DEA number. They will then select a User ID and a password. The next time they visit our site, they will only have to enter their User ID, password, and DEA number to access our database.

Under our current pricing model (which is subject to change), patients will be charged $15 for a one-year membership with IDMedical.com. A family of four can establish a one-year account for $25. After the first year, the annual fee will be lowered to $10. All payments will be made by credit card. This will help confirm the identity of the members.


Dr. E-MED Character

We feel, based on actual experience of two of our directors who are physicians, that there is a real need to have ready access to patients' medical records. Therefore, we propose to fill this need with a service that will be user friendly and affordable, using the latest technology on the Internet. To do this, we have introduced the "Dr. E-MED" character. Dr. E-MED will become the customer's personal assistant who will lead them through the process of filling out their personal medical records. We intend to make the customer feel that Dr. E-MED is not only their on-line Internet assistant, but also a friend they can rely on to help input their information and keep their medical records up-to-date, accurate, and secure.

The Dr. E-MED character is our corporate "Internet Spokesperson." Dr. E-MED will be an interviewer on our web page and will appear on our corporate literature, including marketing materials, letterheads, envelopes, and business cards. He will also appear on all customer medical reports and ID cards.


Membership Card

Every member of IDMedical.com will receive one membership card for each adult. The member should carry this card at all times. The purpose of the membership card is to identify our member to an attending physician in either an emergency or an "out-of-office" medical experience.

The IDMedical.com membership card will include the member's name, social security number and religious affiliation, along with the basic medical information needed by the attending physician. This information will include the member's primary physician and phone number, primary family contact and phone number, blood type, organ donor, allergies, and drug sensitivities.



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





Another unique feature that our members will receive is an IDMedical.com orange label to be placed on the back of their driver's license (where legal and without covering pertinent information). This label will give the www.IDMedical.com Internet address. The purpose of this label is to provide immediate awareness to an attending physician that the patient is a member of IDMedical.com. The web site address will give the physician the medical information required to treat the patient.


Industry Overview

The Internet has become an important alternative to traditional media, enabling millions of consumers to seek information, communicate with one another, and execute commercial transactions electronically. The Internet is distinct from traditional media in that it offers real-time access to dynamic and interactive content and instantaneous communication among users. These characteristics, combined with the fast growth of both Internet users and usage, have created a powerful, rapidly expanding direct marketing and sales channel.

In addition, on-line communities have emerged that allow users with similar interests to engage in interactive activities. Until recently, use of the Internet consisted mainly of users seeking one-way, static information on topics of interest to them. Technologies have recently been developed that allow users greater flexibility to create and personalize content, communicate with users having similar interests, and engage in other interactive activities. We believe that on-line communities are particularly relevant to users interested in healthcare issues, since medical information is often complex and people value communication with peers who are facing, or have faced, the same health conditions.


Competition

The on-line healthcare market is new, rapidly evolving and intensely competitive. IDMedical expects competition to intensify in the future since barriers to entry are minimal, allowing current and new competitors to launch new web sites at a relatively low cost. In addition, the Internet medical information industry is intensely active and competitive. We must compete with a variety of other companies, including drkoop.com, WebMD Inc., Medscape Inc., PersonalMD.com, and MedicaLogic.

We believe that we have a competitive advantage with our service since it appears that only some of our competitors is involved with this service to date. However, companies like drkoop.com are planning to become involved in medical records. PersonalMD.com already has a web site that allows customers to enter their medical records into a database. However, we are unaware of any site dedicated solely to this purpose.

There is no guarantee that medical records maintained on competitors' web sites would remain confidential since most of them derive revenues from corporate advertising and sponsorship. As stated in the New York Times on September 5, 1999, "the distinction between objective information and advertising has blurred across much of the web," with "many sites receiving a commission for referring their users to on-line merchants and what would be called advertisers in other media are often labeled partners." Instead of relying primarily on corporate advertising and sponsorship, we will rely on enrollment and renewal fees for the majority of our revenues, allowing us to maintain independence and strict confidentiality standards with regard to our users' information.

Our revenues will come primarily from enrollment fees. This gives the customer ownership of his medical information. Company policy will prohibit the disclosure or sharing of the customer's personal or medical information with any third parties, including corporations and insurance companies. Since the customer pays for these records, they are the customer's property and can be changed or deleted at will by the customer.

There are other advantages and features that differentiate us from the competition. These include the following:

         1.       Getting a Complete Medical History.

                  Our organ-by-organ approach to data entry allows the member to probe their memory for illnesses, thereby creating a more complete database than others which simply utilize broad questions, such as "Have you ever had any surgeries."

         2.       Easy Access to Patient's Records By Doctors.

                  As part of this commitment, we won't have advertisers cluttering the doctors' access area. We will be the first site to work with medical societies and specialty boards to verify doctor eligibility and ensure no-nonsense access by doctors without having to have the patient conscious or the family present.

         3.       A Universal System For Patients and Doctors.

                  Physicians and patients want a universal system that is fast to enter, fast to use, accurate, and reliable. Our competitors are more interested in advertising money and alliances with companies, networks, and newspapers. Our focus is to help the patient get information easily and quickly, and help the doctors get the necessary information in a moment's notice.

         4.       The Rebate Program.

                  Through our "Dr. E-MED Rebate Program," we will split our fees with companies and organizations that refer people to our program. Every referral that becomes a member of IDMedical.com will earn the referring company or organization $5.00 for the first year, with an additional $2.00 for each year the person renews their membership.

         5.       Easy Access By Doctors To The System.

                  Once permission is granted by the patient, there is no need for registered doctors to have the patient's User ID and password to enter the system. The doctor can enter the system knowing only the patient's name and social security number. Therefore, our system can be used as an out-of-office patient care system while the competition's systems cannot.

         6.       Storage of Required Preventative Health Information.

                  Many elementary and secondary schools, as well as colleges, require students and teachers to have a record of their immunizations. These records usually include measles, mumps, rubella, diptheria, tetanus, pertussis, and polio, as well as the results of their last TB skin test. This type of information can be stored on the IDMedical.com web site for a person to conveniently access or print. Health care providers could also review or edit this information as new vaccinations are given.

IDMedical feels that it has a window of opportunity to develop and exploit this application. However, we believe the principal competitive factors in our market are name recognition, selection, personalized services, convenience, price, accessibility, quality of site content, reliability, and speed of fulfillment. Our number one corporate objective is to have IDMedical.com become a household name when people think of their medical records.




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




There can be no assurance that we will be able to successfully compete against current and future competitors. Many of our current and potential competitors have longer operating histories, larger customer bases, and greater product recognition than we do. They also have significantly greater financial and marketing resources. Some of our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or availability policies, and devote substantially more resources to web site, systems development, and marketing than we can. In addition, companies that control access to transactions through network access or web browsers could promote our competitors or charge us a substantial fee for inclusion. For more information about these and other risks associated with industry competition, see "Risk Factors."


Marketing

The following sectors will be targeted through IDMedical's marketing strategy:

         1) Corporate America

                  We believe every major corporation with traveling employees or employees on overseas assignments can benefit from our program. Most corporations will realize that, for a nominal annual premium, they can provide "information insurance" that will assist their employees in a medical emergency. In many cases, the cost of premiums is minimal compared to the economic cost associated with the loss or disability of one or more employees due to slow or incorrect medical information.

         2) Non Profit Organizations (NPOs)

                  Confronted with the task of annual solicitation, IDMedical.com could show NPOs an innovative way of raising money. Through our "Dr. E-MED Rebate program," every referral from a NPO will earn the organization a $5.00 rebate. This would provide a recurring cash flow for the NPO. University Alumni Associations will be specifically targeted for the "Dr. E-MED Rebate program." The alumni populations are well educated and computer literate, which could result in strong enrollment for IDMedical.com.

         3) Major Associations/Organizations

                  IDMedical.com will target associations and organizations that have a large member population, such as the American Society of Retired Persons (AARP). IDMedical.com will target this association as a number one candidate for our products and services. Our aging society has more citizens traveling during their golden years. IDMedical.com can provide a valuable service for these members by having their medical records available on the Internet. In addition, these associations or organizations can receive substantial financial reward for their participation through the "Dr. E-MED Rebate program."

         4) Major Insurance Companies

                  IDMedical.com will target larger insurance companies, such as CIGNA, Prudential, Blue Cross and Blue Shield, to encourage their members' participation in our program. These companies can promote the program as a form of "information insurance" to assist their members in receiving the proper medical care. In addition to keeping the medical costs down for the treatment of their members, these companies will also receive a $5.00 rebate for signing up their members.

         5)  The General Public

                  IDMedical.com will directly market to the general public via the Internet and general advertising. Strategic relationships will be aggressively pursued with major Internet companies. This will include alliances and marketing agreements ("Dr. E-MED" Rebate Program") with Internet providers. Initially, IDMedical.com will initially target a specific geographical area in the Northeast specifically focusing on the tri-state area of New York, New Jersey, and Pennsylvania. Advertising will be in the form of newspaper, TV, and radio ads. There will also be some direct mail-outs to selected areas.

         6)  Strategic Alliances with Businesses and Organizations

                  There are many businesses and organizations, both large and small, whose employees, customers, members and attendees could benefit from the services of IDMedical.com. Strategic alliances will be formed with these entities, giving them an incentive through the "Dr. E-MED Rebate program" to make their employees, customers and members aware of the services of IDMedical.com.

         7)  Special Interest Consumer Markets

                  IDMedical.com will target five specific special interest consumer markets through the Internet: African-Americans, Hispanics, Asian-Americans, College Students and the Gay and Lesbian Population. These groups were selected based on criteria such as Internet usage and buying power.

                  Our approach will be to do banner advertising on web sites catering to these groups. Payment for these ads will be through cash or the "Dr. E-MED Rebate program," where the host web site will receive $5.00 for every person who enrolls in IDMedical.com.

         10) Strategic Medical Alliances

                  IDMedical.com's growth philosophy will target medical societies whose members are physicians. These societies cross all types of medicine and represent a prestigious affiliation for us. We intend to pursue a multi-faceted relationship that includes physician verification and banner advertising, creating a win-win scenario for both parties. Examples of medical societies that will be approached are the American College of Surgeons and the Royal Society of Medicine.

         11) Travel Industry

                  The travel industry is a tremendous growth opportunity for IDMedical.com. People who travel are most likely to be aware of unexpected or emergency medical needs that might arise when out of town. We plan to target major travel agencies, airlines, and publications such as FODOR's.

         12) Cable Networks

                  There are two cable channels that currently provide health subjects 24 hours a day. They are the "Discovery Health Network" (owned by the Discovery Channel) and "The Health Network" (owned by FOX). These cable companies could provide IDMedical.com a platform for national media exposure. With the "Dr. e-MD Rebate program," substantial monetary enticements should encourage these cable networks to advertise our service.

         13) Institutions which Maintain Immunization Records

                  Our web site allows for the maintenance of routine immunization records, as well as TB skin test records. This will let us market our product to school systems, universities, camps, and work places that require mandatory submission of this information. IDMedical can establish alliances with these entities that will benefit both parties. The school systems will require their members to enter their immunization records, as well as other emergency medical information, on IDMedical.com. In return, IDMedical will give these entities $5.00 for each person that initially joins our program.

                  The ability to store routine medical records expands the market of potential users of our web site to all ages, including people who don't have a history of any medical problems.


Hardware, Software and Future Web Site Design

IDMedical.com's commitment is to continuously improve and upgrade our web site and computer platform within budgetary constraints. It is our intent to develop a hardware platform that will be upgradeable and expandable. Our initial development platform will have minimal cost and basic security. The next step is for us to move to a heavy usage platform with advanced security. Future financing will enable us to move to our next objective, a platform which will allow for extreme usage, with maximum security.

IDMedical.com has retained digitalNATION -- a VERIO Company, Inc., to provide our dedicated server and co-location services. VERIO is a leading provider of comprehensive business Internet services, with an emphasis on serving small and mid-sized business markets. VERIO offers customers a broad range of Internet solutions, including high-speed access, Web hosting, e-commerce, virtual private networks, and other enhanced services. VERIO supports its operations with highly reliable and scalable national infrastructure and systems including a facilities-based Tier One national network.

On October 12, 1999, INTEL Corp. announced plans to market its authentication services for a fee to healthcare Web firms. This technology will offer "online credentials" to physicians providing a means to authenticate the identity of doctors seeking to access health data in cyberspace. The American Medical Association (AMA) will issue each doctor an INTEL created AMA "digital credential". We feel this break-through technology will provide the security and assurance our members need. In other words, members will know that their medical information is only going to be viewed by healthcare providers. We intend to approach INTEL concerning the use of this technology.


Future Products and Services

Our primary service will be our on-line interactive web site for developing, storing, and accessing medical records on the Internet. However, we plan on taking this software to the next level so it can be used at home as a stand-alone program on the customer's PC. This program will be developed to run on Microsoft Windows and will be sold on floppy disks, CDs, and DVDs. Once the customer develops his medical record, he can either load the data onto our web site or keep it for his own records, sharing it with his healthcare providers as needed.

Another product to be developed from our on-line program is a software program that will allow physicians to store and retrieve their patients' medical records electronically from their offices. This product will be developed for Microsoft Windows and will run on PCs and PC networks. The software will be sold on floppy disks, CDs, and DVDs. This program will be capable of inputting and storing medical records for an entire practice. Every physician in the practice will be able to access patient medical records from multiple locations, including their homes. This application has the potential to replace current filing systems, including spacious paper files.

Many schools and work places are required to keep track of important medical information, such as:

         o        Immunization record.

         o        Date of last TB skin test.

         o        Blood type.

         o        Hepatitis vaccinations schedule.

         o        Drug allergies.

         o        Personal physician information

A software program could be used to consolidate this information, allowing schools and employers to keep the necessary medical records on file in their medical departments. This program could be sold in CD-ROM and disk format, and could also be downloaded from our web site for a fee.

For work place and occupational medicine situations, OSHA requires certain industries to keep track of medical information. Examples of this information include date of last physical examination, chest X-rays and results, mandated spirometry test results, heavy metal and lead screen results, and hearing and vision test results. This data would not be maintained on the Internet. Instead, it would be kept on a central computer maintained by the employer.


Privacy Policy

All medical information inputted by the customer is sent in an encrypted format designed to keep unauthorized persons from retrieving it. The information is stored on a secure server dedicated to IDMedical.com. IDMedical will keep the customer's information confidential and will not share it with anyone other than an authorized healthcare provider. Our privacy policy is based upon the following commitment to our members:

         o All medical records are protected by a multi-level access and security system using our own server. All data will be encrypted.

         o Our members' medical records may only be accessed by that member, their physician, or an authorized healthcare provider. The member's username and password must be entered to gain access to their file.

         o Authorization of attending physicians will be through a professional web site or through the new INTEL/AMA "digital credential".

         o We will have the ability to electronically verify and check anyone who accesses our members' files. We will prosecute or revoke the privileges of anyone who tries to violate the security of our system.

It is our belief that members' privacy, protection, and personal control and ownership of their files are a top priority. A member can request to have their files deleted from IDMedical.com at any time. We will comply with such a request and completely delete the file from our database. In short, we do not control our members' medical records; our members do.


Employees

IDMedical currently has six full-time employees. We anticipate that we will hire two additional full-time employees in the next year, as well as a number of part-time employees. This group will consist of professional, technical, and support personnel.



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INTELLECTUAL PROPERTY


Patent and Trade Secret Protection

We will use one or more proprietary business processes and software applications to conduct our business on the Internet. We intend to protect our business processes and software applications through applicable patent laws, to the extent such protection is available. If patent protection is unavailable, we will aggressively protect our business processes by establishing appropriate trade secret mechanisms including confidentiality provisions in the contracts of our employees, consultants, and business partners. We will also establish appropriate procedures to ensure that only those individuals with a "need to know" receive disclosure of any aspect of our business processes. Also, we are investigating whether patent laws may protect certain aspects of our proprietary software. If so, we intend to pursue appropriate claims for such protection.


Trademarks and Service Marks

We have filed applications with the United States Patent and Trademark Office to register the following as service marks:

         1.       The name IDMedical.com,

         2.       The proprietary character, "Dr. E-MED," as a logo, and

         3. The character's name, "Dr. E-MED," as a word mark or "Dr. E.Z.MED" as an alternative word mark.

While we intend to use these marks to identify our products and services in various aspects of our overall marketing and sales program, their registration is not yet completed. If these marks become registered, we intend to aggressively police and protect them in the United States. If any of the marks fail to qualify for registration, we will decide whether to continue using the unregistered mark or to select an alternative mark. Additionally, we will pursue registration of these marks in the appropriate foreign jurisdictions if we later decide to conduct business outside the United States. We will also seek registration of one or more of the previous marks, or one or more different marks, as trademarks for use in connection with subsequent product offerings.


Copyrights

IDMedical has entered into agreements with the software developer, the web site designer, and the graphic artist selected to develop and design our interactive web site and proprietary software. We believe these agreements are sufficient to confer upon IDMedical all rights, title, and interest in and to the intellectual property and other proprietary rights regarding our web site and related software. These agreements include rights of indemnification of IDMedical against, among other things, third-party claims of infringement and misappropriation of third-party rights.

We intend, prior to activating our web site and engaging in business, to maximize the legal protection of these rights. We have filed applications for registration of the "Dr. E-MED" character and all copyrightable aspects of our web site with the United States Copyright Office. We further intend, on an ongoing and regular basis, to update our filings with the Copyright Office as new content, art, and other copyrightable works are added to its web site. We are also evaluating whether any aspects of our proprietary software are copyrightable. If so, we will attempt to register such copyrightable aspects of our software with the Copyright Office.

INTERNET POLICIES


Consumer Issues

We are sensitive to the unique operating characteristics of the Internet, particularly with respect to consumer concerns regarding privacy issues and truth in advertising. Accordingly, we intend to regularly review our policies and processes to ensure the confidentiality and limited use of information collected by IDMedical. These processes include the use of technology to minimize any inadvertent disclosure of, or access to, information by third parties with whom we may have business-to-business relationships (such as any host site) or wholly unrelated third parties. We also intend to keep abreast of, and comply with, applicable laws relating to:

         o the collection, use, and dissemination of consumer information; and

         o the content and presentation of on-line, broadcast media, and other marketing and advertising directed at consumers.

We also recognize the need to ensure adequate handling of on-line customer relationship issues, including contracting and credit card authorization procedures. Accordingly, we post a customer contract, contracting procedures, and disclaimers on our web site. These are intended to ensure binding contracts and eliminate or minimize liability and credit card chargebacks. We will regularly review our procedures, on-line contracts, disclaimers, and relations with credit card transaction service providers to guarantee good customer relations.


Certain Business-to-Business Relationships

In addition to conventional media advertising, we intend to advertise on the Internet through one or more Internet Service Providers. In negotiating with these providers, we intend to achieve maximum efficiency in marketing to Internet consumers by negotiating an appropriate fee mechanism with the service provider(s).

In our Internet marketing, advertising and consumer information efforts, we are sensitive to the need to avoid potential liability to third parties for, among other things, inadvertent infringement of the intellectual property rights of third parties. Accordingly, we intend to minimize our potential liability by, among other things, negotiating appropriate indemnification provisions with contracting third parties and by adopting appropriate policies and procedures regarding the removal of allegedly defamatory, infringing, or otherwise inappropriate materials from our web site.

We may be deemed a "service provider" within the meaning of the federal Digital Millennium Copyright Act ("DMCA"). If so, we intend to take advantage of the DMCA provisions whenever possible and practicable. These provisions will help minimize potential liability under the federal Copyright Act for allegedly infringing material posted on, or accessed through, our web site.

In all of our business-to business relationships, we are aware that the Internet and related technology are both unique and dynamic in nature. For this reason, we believe that potential disputes with third parties may represent potential opportunities to enhance our business prospects. Accordingly, it will be our continuing policy to evaluate any Internet-related disputes with third parties in the context of the potential, if any, for mutual enhancement of the business of each disputing party. We believe such a policy is crucial to avoiding expensive litigation, which might be rendered moot by advancing technology.

Internet Taxation

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet. Certain states have also taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state and local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of Internet commerce. This would adversely affect our opportunity to derive financial benefit from such activities.


Domain Names

While a domain name is technically the user's Internet "address," it also serves as part of the user's identity. For this reason, we have registered the domain names IDMedical.net and IDMedical.org. to prevent third party registration and use of our name on the Internet. Domain names have been the subject of significant trademark litigation in the United States. Third parties may bring claims for infringement against us for the use of our domain name or in respect of our .net and .org registrations.

The current system for registering, allocating, and managing domain names has been the subject of both litigation and proposed regulatory reform. As a result, there can be no assurance that our domain names will retain their value. Therefore, we may have to obtain new domain names in addition to or in lieu of our current domain names if such litigation or reform efforts result in a restructuring in the current system.


Jurisdiction

The Internet has a global reach. It is possible that, although our transmissions over the Internet originate primarily in the State of Colorado, other state and foreign governments might attempt to regulate Internet activity and our transmissions or take action against us for violations of their laws. Violations of such laws may be alleged or charged by state or foreign governments. In addition, such laws may be modified, or new laws enacted, in the future. Any of the foregoing could have a material adverse effect on our business, operational results, and financial condition.


Compliance with Applicable Laws

We intend to keep abreast of legal developments regulating the business conduct on the Internet so as to ensure continuing compliance with applicable laws.


LEGAL PROCEEDINGS

We are not a party to any current or pending legal proceedings.


DESCRIPTION OF PROPERTY

We do not own any real estate. Our current headquarters consist of approximately 1,500 square feet of rented office space in Dover, Delaware. We also maintain administrative offices in 200 square feet of rented office space in Boulder, Colorado.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

(a)      Market Information

There is currently no market for our stock and there never has been.

(b)      Holders

As of September 27, 2000, there were 82 holders of record of our common stock.

(c)      Dividends

We have paid no cash dividends on our common stock and management does not anticipate that such dividends will be paid in the foreseeable future.


PLAN OF OPERATION

As a development stage company, we had minimal revenues ($55) from our inception in June 1999 through July 30, 2000. To date, we have relied on capital contributions from our management and proceeds from our private placement offering to fund operations.

Presently, management projects that our cash requirements over the next twelve months will be approximately $600,000. Management believes we can satisfy our cash requirements until approximately October, 2001. After that time, we will either need to raise additional funds or realize additional revenue from our business activities to meet our cash requirements. There can be no guarantee that we will be successful in securing additional financing should the need arise.

Although no assurances can be given, management believes that, based on statistical data and the amount of interest generated during our test-marketing period, revenue from future operating activities will be sufficient to meet some or all of our projected cash needs over the next twelve months. At a minimum, management believes revenues should help partially offset our cash requirements, thus reducing the amount of additional funds we would need to raise.

We are not in the manufacturing business and do not expect to make any capital purchases of a plant or significant equipment in the next twelve months.

During the next twelve months, we expect to hire additional employees to implement our plan of operation and business strategies. We anticipate hiring three full-time employees, with any remaining employees being part-time, including professional, technical, and support personnel.

DIRECTORS AND EXECUTIVE OFFICERS


DIRECTORS OF THE COMPANY

We have a board of directors comprised of four members. Each director holds office until the next annual shareholder meeting or until a successor is elected or appointed. The members of our board of directors are:

                                                       Director of
         Directors                         Age        Company Since
         ---------                         ---        -------------
         Dr. Richard J. Schaller, Sr.       59         June, 1999
         Neil A. Cox                        51         June, 1999
         Dr. Richard J. Schaller, Jr.       35         June, 1999
         Dr. Vincent E. Schaller            34         June, 1999

DR. RICHARD J. SCHALLER, SR. earned his Ph.D. in Engineering from Drexel University in 1971. He worked in various engineering and management positions for several Fortune 500 companies, including Westinghouse Electric Corp. and Air Products & Chemicals. His most recent work experience was primarily in the Information Technology area, where he applied computer hardware and software to solve industrial problems. In 1993 Dr. Schaller founded the S&L Group, which applied computer systems for electronic billing to insurance companies for medical claims. From 1996 to the present, Dr. Schaller served as President of Apex Affiliates Inc., a consulting organization.

NEIL A. COX graduated from West Texas State University with a B.B.A. From 1971 to 1974 he served as a First Lieutenant in the United States Army. From 1974 to the present, Mr. Cox worked as a registered stockbroker at Rocky Mountain Securities and Investments, Inc., located in Denver, Colorado. He has also worked as an independent insurance broker. He is currently a director of Rocky Mountain Securities and Investments, Inc. In accordance with Article III,
Section 40 of the National Association of Securities Dealers, Inc.'s Rules of Fair Practice regarding outside business activities, Rocky Mountain Securities & Investments, Inc. has no relationship or affiliation with the IDMedical or IDMedical's proposed operations.

DR. RICHARD J. SCHALLER, JR. graduated from Muhlenberg College in 1986 with a BS in Biology and Natural Science. He graduated from Penn State University College of Medicine with a Medical Degree in 1990. He graduated from the Eastern Virginia Graduate School of Medicine Residency in 1994, where he served as Chief Resident from 1993 to 1994. Since 1994, Dr. Schaller has practiced as an emergency physician at Memorial Hospital of Burlington County in Mount Holly, New Jersey, as well as Overlook Hospital in Summit, New Jersey. Dr. Schaller is a medical director of Complete Care Inc., a multi-disciplinary medical practice located in Scotch Plains, New Jersey. He is currently a clinical instructor of emergency medicine with the University of Medicine and Dentistry of New Jersey. In 1994, Dr. Schaller was given the only award for "Clinical Excellence in Emergency Medicine" by the EMRA (Emergency Medicine Residents Association). He was selected for this national award from 3,000 resident doctors nationwide.

DR. VINCENT SCHALLER graduated Phi Beta Kappa from Muhlenberg College with a BS in Biology and Natural Sciences. He graduated AOA in 1993 from the Milton S. Hershey Medical Center at Penn State University College of Medicine in Hershey, Pennsylvania. In 1996, Dr. Schaller completed his internship and residency training in Family Practice at the Hunterdon Medical Center in Flemington, New Jersey. Dr. Schaller is Board Certified in Family Practice with full staff privileges at the Kent General Hospital campus of the Bayhealth Medical Center in Dover, Delaware. His inpatient and outpatient privileges include the NICU, nursery, pediatrics, general medicine, intensive care, and cardiac care. Dr. Schaller is a partner in private practice at Dover Family Physicians PA in Dover, Delaware. He is also the Chairman of the Cancer Research Committee for Delaware State University and the Bayhealth Medical Center, and is serving on the Regional Board of Directors for the American Cancer Society.

EXECUTIVE OFFICERS OF THE COMPANY


Our executive officers and their respective positions are as follows:

         o Richard J. Schaller, Sr., a director, has served as President since June 1999.

         o Neil A. Cox, a director, has served as Vice President, Treasurer and Secretary since June 1999.


SIGNIFICANT EMPLOYEES OF THE COMPANY

In August, 2000, we appointed Phillip Gatto as our Chief Technical Officer. Mr. Gatto, 61, graduated from Pennsylvania Military College with a BS in Electrical Engineering. He also completed advanced degree work at Drexel University and the University of Corpus Christi. Mr. Gatto began his career as a systems engineer for the U.S. Navy, overseeing the installation of tactical data systems on numerous ships. He then worked as a computer systems design engineer for NASA at the Goddard Space Flight Center. From 1975 to 1982, Mr. Gatto was a regional sales manager for Honeywell Information Systems and a marketing manager for AT&T. In 1982, he started working as the director of national accounts operation for Amperif Corporation. While at Amperif, Mr. Gatto was responsible for servicing the AT&T and Bell Operating Companies' national accounts. From 1986 to 1996, Mr. Gatto worked as Principal for Business Procurement Inc. (BPI). While at BPI, he was in charge of the company's finances and oversaw the implementation of various computer networks. From 1996 to the present, Mr. Gatto served as Director of Business Development for Business Technology Center (BTC) at West Chester University. His duties at BTC include securing business relationships for the company, designing the company's web site, and serving as a project manager on several key projects.

We have no other significant employees.


FAMILY RELATIONSHIPS

Richard J. Schaller, Sr., President and director of IDMedical, is the father of Dr. Richard J. Schaller Jr. and Dr. Vincent E. Schaller, both directors.

Neil A. Cox, our Vice President, Treasurer, Secretary, and a director, is the brother-in-law of Richard J. Schaller, Sr.


OWNERSHIP OF SECURITIES BY BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 20, 2000, the stock ownership of each person known by us to be the beneficial owner of 5% or more of our common stock, each executive officer and director individually, and all executive officers and directors as a group. No other class of voting securities is outstanding. Each person is believed to have sole voting and investment power over the shares, except as noted.

                                             Amount and Nature of
Name and Address of Beneficial Owner (1)   Beneficial Ownership (1)  Percent of Class (2)
----------------------------------------   ------------------------  --------------------
Richard J. Schaller, Sr. (3)                      1,850,000                 18.63%
Neil A. Cox                                       1,839,000                 18.52%
Dr. Richard J. Schaller, Jr. (3)                  1,850,000                 18.63%
Dr. Vincent E. Schaller (3)                       1,850,000                 18.63%
Includes all officers and directors of the        7,389,000                 74.40%
Company as a group (4 persons)

----------

(1) Unless otherwise indicated, all shares are beneficially owned by the persons named. The address of each person is 4333 N. 30th Street, Boulder, Colorado 80301.

(2) Based upon 9,931,500 shares outstanding at October 2, 2000, plus the amount of shares each person or group has the right to acquire within 60 days pursuant to options, warrants, rights, conversion privileges, or similar obligations.

(3) Richard J. Schaller, Sr. is the father of Dr. Richard J. Schaller, Jr. and Dr. Vincent E. Schaller. Each would be deemed to have beneficial ownership of the shares owned by the other two. For purposes of this chart, however, their ownership is indicated individually.


EXECUTIVE COMPENSATION

The following information discloses all plan and non-plan compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the four highest paid executive officers of IDMedical.


SUMMARY COMPENSATION TABLE

We did not pay or accrue any compensation to or for our Chief Executive Officer or any other executive officers of IDMedical during the fiscal year ended December 31, 1999. This table has therefore been omitted.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

This table has been omitted, as we did not grant any stock options or stock appreciation rights during 1999.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION/SAR VALUES

This table has been omitted, as no stock options were exercised during fiscal year 1999.


LONG-TERM INCENTIVE PLANS ("LTIP") -- AWARDS IN LAST FISCAL YEAR

This table has been omitted, as no executive officers received awards pursuant to any LTIP during fiscal year 1999.


COMPENSATION OF DIRECTORS

We did not pay any compensation to our directors for service provided as a director during fiscal year 1999. There are no formal or informal understandings or arrangements relating to compensation. However, directors may be reimbursed for all reasonable expenses incurred by them in conducting our business. These expenses include out-of-pocket expenses for such items as travel, telephone, postage, and Federal Express charges.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

Our board of directors has complete discretion as to the appropriateness of:

         (a)      key-man life insurance;

         (b)      officer and director liability insurance;

         (c) employment contracts with and compensation of executive officers and directors;

         (d)      indemnification contracts; and

         (e) incentive plans to award executive officers and key employees.

Our board of directors is responsible for reviewing and determining the annual salary and other compensation of our executive officers and key employees. Our goals are to align compensation with business objectives and performance and to enable us to attract, retain, and reward executive officers and other key employees who contribute to the long-term success of IDMedical. In the future, executive compensation may include, without limitation, cash bonuses, stock option grants, and stock reward grants. In addition, we may institute a pension plan or similar retirement plans.


EMPLOYEE BENEFIT AND CONSULTING SERVICES COMPENSATION PLANS

We currently have in effect one Employee Benefit and Consulting Services Compensation Plan, known as the 1999 IDMedical.com, Inc. Stock Option Plan. The plan covers 1,312,000 shares of common stock, none of which have been registered. Under this plan, a total of 250,000 options to purchase common stock at $0.10 per share and 145,000 options to purchase common stock at $1.10 have been granted to date. Of this amount, 61,000 options have been exercised.

Under the plan, we may issue shares of common stock and/or grant options to purchase common stock to qualified consultants, advisors, officers, directors, and employees of IDMedical. The purpose of the plan is to promote the best interests of IDMedical and its stockholders by providing a means of non-cash remuneration to eligible participants who contribute to the operating progress of the Company. The plan is administered by our board of directors or a committee thereof which has the discretion to determine from time to time:

         o        the eligible participants to receive an award;

         o the number of shares of stock issuable directly or to be granted pursuant to option;

         o the price at which the option may be exercised or the price per share in cash, cancellation of fees, or other payment for which we are liable if a direct issue of stock; and

         o        all other terms on which each option will be granted.

The total number of shares of common stock reserved for issuance under this plan may be increased only by a resolution of the board of directors and an amendment to the plan. Additional shares reserved for the plan will be either authorized and unissued common stock or reacquired common stock.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND ORGANIZATION OVER THE LAST FIVE YEARS

Our founders are Richard J. Schaller Sr., President and Director; Neil A. Cox, Vice President, Secretary, Treasurer and Director; Dr. Richard J. Schaller Jr., Director; and Dr. Vincent E. Schaller, Director. On June 28, 1999 each founder was issued 1,850,000 shares of our common stock for their capital contribution of $12,500 each.

SELLING SECURITYHOLDERS

The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of October 2, 2000, the maximum number of shares that each may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. The number of shares sold by each selling securityholder may depend upon a number of factors, including the market price of the common stock. None of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with us.


                                                                                      SHARES
                                                            MAXIMUM                BENEFICIALLY
                                            SHARES           SHARES                 OWNED AFTER
                                         BENEFICIALLY      OFFERED IN                 OFFERING
NAME OF SELLING                          OWNED PRIOR        OFFERING          -----------------------
SECURITYHOLDER                          TO OFFERING (1)      NUMBER            NUMBER         PERCENT
--------------                          --------------    -----------         -------         -------
John and Christine L. Acampora              10,000           10,000                0             0
Salvatore and Angela Accordino               5,000            5,000                0             0
Alliance Financial Network, Inc. (2)       775,000(3)       775,000(3)             0             0
Karen and Paul Aubrey                        1,000            1,000                0             0
Augustine Fund, LP                         500,000          500,000                0             0
David P. Bascelli                           28,500(4)         3,500           25,000             *
William C. Bossung (2)                     775,000(5)       775,000(5)             0             0
Donald S. Calahan                            1,000            1,000                0             0
Robert Cooper                                1,000            1,000                0             0
Alan L. Cox                                  1,000            1,000                0             0
Andrea M. Cox                                1,000            1,000                0             0
Cara G. Cox                                  1,000            1,000                0             0
Carol A. Cox                                 1,000            1,000                0             0
Christopher A. Cox                           1,000            1,000                0             0
Gary I. Cox                                  1,000            1,000                0             0
Gregory I. Cox                               1,000            1,000                0             0
Jonathan L. Cox                              1,000            1,000                0             0
Patrick A. Cox                               1,000            1,000                0             0
Leonard S. Cutler                            5,000            5,000                0             0
Richard Cutler and Susan Leon                5,000            5,000                0             0
Frank P. and Dolores Cymbala                 1,000            1,000                0             0
Devenshire Management Corporation        1,550,000(6)     1,550,000(6)             0             0
Antoinette M. Du Biel                       10,000           10,000                0             0
Edward Du Biel                              10,000           10,000                0             0
Marie Antoinette Du Biel                     1,000            1,000                0             0
Douglas F. Fleet                            10,000           10,000                0             0
Futro & Associates, P.C                    250,000          250,000                0             0
George G. Andrews Revocable Trust -
George G. Andrews - Trustee                  3,000            3,000                0             0
Rosemarie B. Greco                          50,000           50,000                0             0
Mark and Ellen Harris                        2,500            2,500                0             0
John N. Harris                             215,000          215,000                0             0
Ken Heng                                    20,000           20,000                0             0
Denise E. Hollis                             1,000            1,000                0             0
Howard E. Hudson, Jr                        25,000           25,000                0             0
Humane Society of Boulder Valley             1,000            1,000                0             0
JAKL Company                                 2,000            2,000                0             0
J. Paul Consulting Corp.                     5,000            5,000                0             0
Paul J. Kaitz                                2,500            2,500                0             0
Michael and Donna Klein                     50,000           50,000                0             0
Joseph E. Kovarik                            3,000            3,000                0             0

                                                                                               SHARES
                                                                           MAXIMUM           BENEFICIALLY
                                                           SHARES          SHARES             OWNED AFTER
                                                        BENEFICIALLY     OFFERED IN             OFFERING
NAME OF SELLING                                          OWNED PRIOR      OFFERING        ---------------------
SECURITYHOLDER                                         TO OFFERING (1)     NUMBER         NUMBER        PERCENT
--------------                                        ---------------     -------         ------        -------
Richard C. Kuesan                                           3,000          3,000             0             0
Edward A. Kurek III and Lisa Kurek                          3,000          3,000             0             0
Mark Ladzinski                                              5,000          5,000             0             0
Colin Milner                                                2,000          2,000             0             0
David and Theresa Moitozo                                  10,000         10,000             0             0
Juan Antonio Moran                                          1,000          1,000             0             0
Marsha Jean Murphy                                          1,000          1,000             0             0
Elizabeth A. O'Donnel                                       1,000          1,000             0             0
Brad M. Pacella                                            10,000         10,000             0             0
Deborah E. Pacella                                         50,000         50,000             0             0
Gerald M. and Doris L. Pacella                             10,000         10,000             0             0
Gerald R. Pacella                                          50,000         50,000             0             0
Marc A. Pacella                                            10,000         10,000             0             0
Vaughn Paul                                                 3,000          3,000             0             0
Patricia H. Plath                                           3,000          3,000             0             0
Michael D. Rogers                                           9,000          9,000             0             0
Allen J. and Randi S. Salm                                 15,000         15,000             0             0
Laurence A. Shadek                                         25,000         25,000             0             0
Anne M. Sieg                                                2,000          2,000             0             0
Audrey J. Smith                                             1,000          1,000             0             0
Paul E. Soll                                              125,000        125,000             0             0
St. Mary Magdalene Episcopal Church                         1,000          1,000             0             0
Stagecoach Company                                          1,000          1,000             0             0
Dale Stonedahl                                              1,000          1,000             0             0
Tammy Stonedahl                                             1,000          1,000             0             0
Sandra A. Streeter                                         10,000         10,000             0             0
Ann M. Takahasi-Elliot                                      1,000          1,000             0             0
James W. Toot                                              10,000         10,000             0             0
Russel Trier                                               25,000         25,000             0             0
Mattheos and Efnosini Tsibogoi                             16,000         16,000             0             0
Bonnie R. Tuttle                                            5,000          5,000             0             0
Harold Tuttle                                               5,000          5,000             0             0
Yucca Flats Company                                         3,000          3,000             0             0
H. John and Shirley L. Zarra                               10,000         10,000             0             0

*        Represents less than one percent

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each selling securityholder on October 2, 2000, any security that such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person. However, such securities are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) William C. Bossung is a principal of Alliance Financial Network, Inc., and each would be considered to have beneficial ownership of the shares of the other. For purposes of this table, however, the shares owned by each are listed separately.

(3) Includes 562,500 shares issuable upon the exercise of warrants, the exercise of which is not permitted until February, 2001. However, because the shares of common stock issuable upon exercise for the warrants are being registered for resale in this registration statement, these shares are being included in table.

(4) Includes 25,000 shares issuable upon the exercise of options granted under the 1999 IDMedical.com Stock Option Plan. These options may be exercised at any time upon payment of the option price.

(5) Includes 562,500 shares issuable upon the exercise of warrants, the exercise of which is not permitted until February, 2001. However, because the shares of common stock issuable upon exercise for the warrants are being registered for resale in this registration statement, these shares are being included in table.


(6) Includes 1,125,000 shares issuable upon the exercise of warrants, the exercise of which is not permitted until February, 2001. However, because the shares of common stock issuable upon exercise for the warrants are being registered for resale in this registration statement, these shares are being included in table.

We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees (if any), and fees and disbursements of our counsel in connection with this offering. However, the selling securityholders will pay any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel.

In addition, we have agreed to indemnify the selling securityholders, underwriters who may be selected by the selling securityholders, and certain affiliated parties against certain liabilities in connection with this offering, including liabilities under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling the Company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


PLAN OF DISTRIBUTION

The selling securityholders may, from time to time, sell all or a portion of the shares in private transactions, or if a market develops for the common stock, on the OTC Bulletin Board or elsewhere (in privately negotiated transactions or otherwise) at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices. The shares may be sold by the selling securityholders by one or more of the following methods, without limitation:

         (a) block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of such exchange;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         (e)      privately negotiated transactions;

         (f)      short sales; and

         (g)      a combination of any such methods of sale.

In effecting sales, brokers and dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling securityholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated that are not expected to exceed those customary in the types of transactions involved.

Broker-dealers may agree with the selling securityholders to sell a specified number of shares at a stipulated price per share. If the broker-dealers are unable to sell these shares while acting as agent for selling securityholders, they may purchase as principal any unsold shares at the price required to fulfill their commitment to the selling securityholders. Broker-dealers who acquire shares as principal may subsequently resell these shares in transactions (including block transactions and sales to and through other broker-dealers) in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price, or in negotiated transactions. Broker-dealers may pay to or receive from the purchasers of such shares commissions in connection with such resales (as described above). The selling securityholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling securityholders and any broker-dealers or agents that participate with the selling securityholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time the selling securityholders may engage in short sales, short sales against the box, puts and calls, and other transactions in securities of the Company or derivatives thereof. They may also sell and deliver the shares in connection with these transactions or in settlement of securities loans. From time to time the selling securityholders may pledge their shares pursuant to the margin provisions of the customer agreements with their brokers. Upon default by the selling securityholders, the brokers may periodically offer and sell the pledged shares.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.


DESCRIPTION OF SECURITIES


CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 1,000 shares of preferred stock, par value $.001 per share.


COMMON STOCK

There are currently 9,931,500 shares of our common stock outstanding.

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders generally. The shares do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors. In such an event, the holders of the remaining shares would not be able to elect a single director.

Holders of common stock are entitled to receive pro-rata such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. This right is subject to the rights of any holders of preferred stock. However, we presently intend to reinvest any earnings instead of paying cash dividends to holders of common stock. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK

There are currently no shares of our preferred stock outstanding.

Preferred stock may be divided into and issued in one or more series, as may be determined by the board of directors. Our board of directors is authorized, without any further action by the shareholders, to determine the following regarding our preferred stock:

         o        dividend rates;

         o        liquidation preferences;

         o        redemption provisions;

         o        sinking fund provisions;

         o        conversion rights;

         o        voting rights; and

         o other rights, preferences, privileges, and restrictions of any wholly unissued series of preferred stock and the number of shares constituting any such series.

In addition, such preferred stock could have other rights, including voting and economic rights, senior to the common stock. The issuance of such preferred stock could adversely affect the market value of our common stock. The creation of one or more series of preferred stock also may have the effect of delaying, deferring, or preventing a change in control of IDMedical without any action by shareholders.


WARRANTS

There are 2,250,000 warrants outstanding at this time, held among 3 individuals. Each warrant gives its holder the right to purchase one share of common stock. Of the warrants, 1,250,000 have an exercise price of $1.10 per share and 1,000,000 have an exercise price of $2.00 per share. The warrants may be exercised at any time between February 3, 2001 and February 2, 2005.

In the event of a capital adjustment, reorganization, merger, sale of assets, or other significant event identified in the warrant agreement, the exercise price of the warrants will be adjusted so that the holder of the warrants will be entitled to purchase additional shares of common stock so that:

         (i) the total number of shares of common stock the holder is entitled to purchase, multiplied by

         (ii)     the adjusted purchase price per share, equals

         (iii) the dollar amount of the total number of shares of common stock the holder was entitled to purchase before adjustment multiplied by the total purchase price before adjustment.


INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES

Indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons under the Colorado Business Corporation Act, our Articles of Incorporation (as amended) or Bylaws, or otherwise. However, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by a director, officer, or controlling person in connection with the securities being registered, we will submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of this issue. Such action will not be necessary if, in the opinion of our corporate counsel, controlling precedent has settled the question.

Our expenses incurred or paid by a director, officer, or controlling person of IDMedical in the successful defense of any action, suit, or proceeding is not subject to the public policy limitations on indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not engaged new accountants and there have been no disagreements with our accountants regarding matters of accounting or financial disclosure.


LEGAL MATTERS

The validity of the securities offered by the prospectus is being passed upon for the company by Futro & Trauernicht, LLC, 1401 - 17th Street, 11th Floor, Denver, CO 80202. Futro and Associates, P.C., a member of Futro & Trauernicht, LLC, owns 250,000 shares of common stock and is listed as a selling shareholder in this prospectus.


WHERE YOU CAN FIND MORE INFORMATION

Presently, we are not a reporting company. Therefore, we are not required to deliver an annual report to our shareholders.

You may request a copy of any information incorporated by reference in this prospectus, at no cost, by writing or calling us at:


                              IDMedical.com, INC.
                              4333 N. 30TH STREET
                            BOULDER, COLORADO 80301
                            TELEPHONE: 303/447-8638

FINANCIAL STATEMENTS

Our audited financial statements as of December 31, 1999 and as of July 31, 2000 included in this prospectus have been audited by Cordovano and Harvey, P.C., Denver, Colorado, an independent public accounting firm, as indicated in its report with respect to these statements. The financial statements are included herein in reliance upon the authority of Cordovano and Harvey, P.C., as experts in accounting, auditing and in giving said reports.

Our Financial Statements and Independent Auditor's Report for the fiscal year ended December 31, 1999 and for the period ended July 31, 2000 are included.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS



INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION AND LIMITATION OF DIRECTORS' LIABILITY.

Our Bylaws provide that we may indemnify any person, or that person's testator or intestate successor, made or threatened to be made a party to any action or proceeding because that person was a director or officer of IDMedical or served any other corporation in any capacity at our request. Such actions or proceedings could be domestic or foreign, civil or criminal, judicial or administrative, or at the federal or state level. Any indemnification provided by IDMedical will be in the manner and to the extent permitted by law.

Further, we may enter into agreements with certain officers and directors to indemnify and hold them harmless in the event claims or legal actions are brought against them due to acts done or decisions made within the authorized scope of their position with IDMedical. These agreements will provide indemnification to the maximum extent permitted by law.

The Colorado Business Corporation Act allows us to eliminate the personal liability of our directors to us or our stockholders for monetary damages resulting from a breach of the fiduciary duty of loyalty and care as a director, except for:

         (a) circumstances where the director breached his duty of loyalty to us or our Shareholders;

         (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (c) circumstances under which a director votes for or assents to an unlawful distribution; and

         (d) transactions from which the director directly or indirectly derived an improper personal benefit.

The Colorado Business Corporation Act also states that directors and officers will not be personally liable for any injury to person or property arising out of a tort committed by an employee unless:


         1. the director or officer was personally involved in the situation giving rise to the litigation; or

         2. the director or officer committed a criminal offense in connection with the situation.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Exclusive of underwriting compensation, our estimated expenses in connection with the issuance and distribution of the securities being registered are:

              SEC filing fee for Registration Statement         $ 1,546
              Accounting Fees                                   $ 7,000
              Legal Fees and Expenses                           $40,000
              Miscellaneous                                     $10,000
                  Total:                                        $58,546

We will pay all of the expenses listed above.

RECENT SALES OF UNREGISTERED SECURITIES

A. On June 28, 1999, we sold 5,920,000 shares of our common stock. The sale was to four officers and directors of the Company and did not involve an underwriter. The total cash received from this sale was $40,000.

         All purchasers are accredited investors and we believe this private placement is exempt from registration pursuant to Sections 4(2), 4(6), and/or Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

B. On June 28, 1999, we sold 850,000 shares of our common stock. The sale, which did not involve an underwriter, was to William C. Bossung (212,500 shares), Alliance Financial Network, Inc. (212,500 shares), and Devenshire Management Corporation (425,000). The sale was for services rendered to the Company, such services having a collective value of $5,744.

         All purchasers are accredited investors and we believe this private placement is exempt from registration pursuant to Sections 4(2), 4(6), and/or Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

C. On June 28, 1999, we sold 250,000 shares of our common stock. The sale was to Futro & Associates, P.C and did not involve an underwriter. The sale was for services rendered to the Company, such services having a collective value of $5,000.

         The purchaser is an accredited investor and we believe this private placement is exempt from registration pursuant to Sections 4(2), 4(6), and/or Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

D. On June 28, 1999, we sold 250,000 shares of our common stock. The sale was to two accredited investors and did not involve an underwriter. The total cash received from this sale was $25,000.

         All purchasers are accredited investors and we believe this private placement is exempt from registration pursuant to Sections 4(2), 4(6), and/or Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

E. We offered 1,500,000 shares of our common stock through a private placement which commenced in November 1, 1999 and concluded on September 18, 2000. The sale did not involve an underwriter and was made to a group of 53 investors. The total cash received through the private placement was $1,120,000.

         The purchasers consisted of 27 accredited investors, and 26 non-accredited investors. We believe this private placement is exempt from registration pursuant to Sections 4(2), and/or Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

F. In February, 2000, we sold 1,480,000 shares of our common stock. The sale was to four officers and directors of the Company and did not involve an underwriter. The total cash received from this sale was $10,000.

         All purchasers are accredited investors and we believe this private placement is exempt from registration pursuant to Sections 4(2), 4(6), and/or Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

G. On August 3, 2000, we sold 1,250,000 warrants. Each warrant has an exercise price of $1.10 and entitles the holder to one share of our common stock. The warrants may be exercised at any time between February 3, 2001 and February 2, 2005. The warrants were issued to William C. Bossung (312,500 warrants), Alliance Financial Network, Inc. (312,500 warrants), and Devenshire Management Corporation (625,000 warrants). They were issued for services to be rendered to the Company, the estimated total value of which is expected to be $10,000. An underwriter was not involved in this sale.

         The purchasers are accredited investors, and we believe that this private placement is exempt from registration pursuant to Sections 4(2), 4(6) and/or Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

H. On August 3, 2000, we sold 1,000,000 warrants. Each warrant has an exercise price of $2.00 and entitles the holder to one share of our common stock. The warrants may be exercised at any time between February 3, 2001 and February 2, 2005. The warrants were issued to William C. Bossung (250,000 warrants), Alliance Financial Network, Inc. (250,000 warrants) and Devenshire Management Corporation (500,000 warrants). They were issued for services to be rendered to the Company, the estimated total value of which is expected to be $10,000. An underwriter was not involved in this sale.

         The purchasers are accredited investors and we believe this private placement is exempt from registration pursuant to Sections 4(2), 4(6), and/or Rule 506 of the Securities Act of 1933. The transaction did not involve a public offering, no sales commissions were paid, and a restrictive legend was placed on each certificate evidencing the shares.

                                  EXHIBIT LIST

      EXHIBIT
       NUMBER     DESCRIPTION
      -------     -----------
         3.1      Articles of Incorporation, as currently in effect. (Filed
                  herewith).

         3.2      Bylaws dated June 28, 1999 and as currently in effect.
                  (Filed herewith).

         5.1 Opinion of Counsel, Futro & Trauernicht, LLC. (Filed herewith).

        10.1      IDMedical.com, Inc. 1999 Stock Option Plan. (Filed herewith).

        10.2      Form of Common Stock Purchase Warrant, exercise price $1.10
                  (Filed herewith).

        10.3      Form of Common Stock Purchase Warrant, exercise price $2.00
                  (Filed herewith).

        10.4 Contract with digitalNATION -- a VERIO company -- Inc. for Web hosting, executed November 10, 1999. (Filed herewith).

        23.1      Consent of Futro & Trauernicht, LLC. (Included in Exhibit
                  5.1).

        23.2      Consent of Cordovano & Harvey, P.C. (Filed herewith).

        27        Financial Data Schedule. (Filed herewith).

UNDERTAKINGS

(a)           We hereby undertake:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any additional or changed material
                        information on the plan of distribution.

              (2) For the purpose of determining any liability under the
                  Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from
                  registration any of the securities that remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado on October 10, 2000.

                                 IDMedical.com, INC.


                                 By: /s/ RICHARD J. SCHALLER, SR.
                                     -------------------------------------------
                                     Richard J. Schaller, Sr., President and CEO


                                 By: /s/ NEIL A. COX
                                     -------------------------------------------
                                     Neil A. Cox, Treasurer and CFO



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

         Name                                        Title                              Date
         ----                                        -----                              ----

/s/ RICHARD J. SCHALLER, SR                 President and                       October 10, 2000
------------------------------              Director
Richard J. Schaller, Sr.

/s/ NEIL A. COX                             Vice President, Secretary,          October 10, 2000
------------------------------              Treasurer and Director
Neil A. Cox

/s/ RICHARD J. SCHALLER, JR.                Director                            October 10, 2000
------------------------------
Richard J. Schaller, Jr.

/s/ VINCENT E. SCHALLER                     Director                            October 10, 2000
------------------------------
Vincent E. Schaller


                               IDMEDICAL.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY
                         INDEX TO FINANCIAL STATEMENTS)


                                                                                               Page
                                                                                               ----
Independent auditors' report...................................................................F-2

Balance sheets, at July 31, 2000 and December 31, 1999.........................................F-3

Statements of operations, for the seven months ended July 31, 2000, for the period from June 17, 1999 (inception) through December 31, 1999 and for the period from June 17, 1999 (inception) through July 31, 2000........................F-4

Statement of changes in shareholders' equity from June 17, 1999 (inception)
     through July 31, 2000.....................................................................F-5

Statements of cashflows, for the seven months ended July 31, 2000, for the period from June 17, 1999 (inception) through December 31, 1999 and for the period from June 17, 1999 (inception) through July 31, 2000........................F-6


Notes to  financial statements.................................................................F-7

                    [CORDOVANO AND HARVEY, P.C. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
IDMEDICAL.COM, Inc.:


We have audited the accompanying balance sheets of IDMEDICAL.COM, Inc. (a development stage company) as of July 31, 2000 and December 31, 1999, and the related statements of operations, changes in shareholders' equity, and cash flows for the seven months ended July 31, 2000, for the period from June 17, 1999 (inception) to December 31, 1999, and the period from June 17, 1999 (inception) to July 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDMEDICAL.COM, Inc. as of July 31, 2000 and December 31, 1999, and the results of its operations and its cash flows for the seven months ended July 31, 2000, for the period from June 17, 1999 (inception) through December 31, 1999, and the period from June 17, 1999 (inception) to July 31, 2000 in conformity with generally accepted accounting principles.





Cordovano and Harvey, P.C.
Denver, Colorado
September 8, 2000

                              IDMEDICAL.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET



                                                                                      July 31,      December 31,
                                                                                        2000            1999
                                                                                    -----------     ------------
ASSETS
Current Assets:
    Cash and cash equivalents .................................................     $   846,748      $    15,558
    Prepaid expenses ..........................................................           4,650               --
    Employee receivable .......................................................           6,579               --
                                                                                    -----------      -----------
         Total current assets .................................................         857,977           15,558

    Property and Equipment, net of accumulated depreciation and amortization of
      $1,133 and $-0-,  respectively (Notes 1, 2) .............................          11,745               --

    Intangible assets, net of accumulated amortization of $96 and $-0-,
      respectively (Notes 1, 2) ...............................................             389              424

    Website, net of accumulated amortization of $4,236 and $903,
      respectively (Notes 1, 2) ...............................................          23,264            6,597

    Other Assets (Notes 1, 2) .................................................          11,300           18,731
                                                                                    -----------      -----------
                                                                                    $   904,675      $    41,310
                                                                                    ===========      ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable, trade ...................................................     $    19,972      $    15,352
    Capital lease payable (Note 2) ............................................           3,871               --
                                                                                    -----------      -----------
         Total current liabilities ............................................          23,843           15,352

Commitments (Note 6) ..........................................................              --               --

Shareholders' equity:
    Preferred stock, $.001 par value, 1,000 shares
      authorized, -0- and -0- shares issued and outstanding, respectively .....              --               --
    Common stock, $.001 par value, 100,000,000 shares authorized,
      9,788,500 and 8,750,000 shares issued and outstanding, respectively .....           9,788            7,270
    Additional paid-in capital, ...............................................       1,016,896           45,974
    Outstanding common stock options ..........................................             380              500
    Deficit accumulated during the development stage ..........................        (146,232)         (27,786)
                                                                                    -----------      -----------
         Total shareholders' equity ...........................................         880,832           25,958
                                                                                    -----------      -----------
                                                                                    $   904,675      $    41,310
                                                                                    ===========      ===========



                 See accompanying notes to financial statements

                               IDMEDICAL.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


                                                                   June 17, 1999    June 17, 1999
                                                                    (inception)      (inception)
                                                For the Seven         Through           Through
                                                 Months Ended       December 31,       July 31,
                                                July 31, 2000           1999             2000
                                                -------------      -------------    -------------
Revenue .....................................     $        55      $        --      $        55

Selling, general and administrative expenses:
    Sales and marketing .....................           6,566               51            6,617
    Stock-based compensation, legal .........              --            5,000            6,244
    Stock-based compensation, consulting ....              --            6,244               --
    Organization costs ......................              --            1,000            1,000
    Website expense .........................           1,600           11,083           12,683
    Depreciation and amortization ...........           4,562              903            5,465
    Personnel ...............................          39,029               --           39,029
    Printing ................................          15,541            2,342           17,883
    Travel ..................................          23,191               --           23,191
    Other ...................................          28,012            1,163           29,175
                                                  -----------      -----------      -----------
             Loss before income taxes .......        (118,446)         (27,786)        (141,232)

Income taxes (Note 4) .......................              --               --               --
                                                  -----------      -----------      -----------
             Net loss .......................     $  (118,446)     $   (27,786)     $  (141,232)
                                                  ===========      ===========      ===========

Basic and diluted loss per share ............     $     (0.01)     $         *
                                                  ===========      ===========
Basic and diluted number of
    shares outstanding ......................       9,597,286        9,597,286
                                                  ===========      ===========

*   Less than $.01 per share



                 See accompanying notes to financial statements

                               IDMEDICAL.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY



                                                               Preferred Stock                Common Stock
                                                           -----------------------     -------------------------
                                                             Shares       Amount         Shares         Amount
                                                           ---------     ---------     ----------     ----------
June 17, 1999 (inception) ............................            --     $      --             --     $       --

July 1999 sale of founders stock at
   $.0067 per share ..................................            --            --      5,920,000          5,920

July 1999, stock issued for services valued
   at the value of the shares of common stock (Note 3)            --            --       1,100,00          1,100

August 1999, sale of common stock at
   $.01 per share ....................................            --            --        250,000            250

Grant options to purchase 250,000 shares
   of common stock (Note 3) ..........................            --            --             --             --

Net loss for the period ..............................            --            --             --             --
                                                           ---------     ---------     ----------     ----------
                    Balance, December 31, 1999 .......            --            --      7,270,000          7,270

February 2000 sale of founders stock at
   $.0067 per share ..................................            --            --      1,480,000          1,480

July 2000, sale of common stock at
   $1.00 per share pursuant to private offering,
   net of offering costs of $21,180 ..................            --            --        978,500            978

July 2000, exercise of stock options at
   $.10 per share, ...................................            --            --         60,000             60

Net loss for the period ..............................                          --             --             --
                                                           ---------     ---------     ----------     ----------
                        Balance, July 31, 2000 .......            --            --     $9,788,500     $    9,788
                                                           =========     =========     ==========     ==========


                                                                                       Deficit
                                                                                     Accumulated
                                                        Additional   Outstanding      During the
                                                         Paid-in     Common Stock    Development
                                                         Capital        Options         Stage            Total
                                                       -----------   ------------    ------------     ----------
June 17, 1999 (inception) ............................ $       --     $       --      $       --      $       --

July 1999 sale of founders stock at
   $.0067 per share ..................................     34,080             --              --          40,000

July 1999, stock issued for services valued
   at the value of the shares of common stock (Note 3)      9,644             --              --          10,744

August 1999, sale of common stock at
   $.01 per share ....................................      2,250             --              --           2,500

Grant options to purchase 250,000 shares
   of common stock (Note 3) ..........................         --            500              --             500

Net loss for the period ..............................         --             --         (27,786)        (27,786)
                                                       ----------     ----------      ----------      ----------
                    Balance, December 31, 1999 .......     45,974            500         (27,786)         25,958

February 2000 sale of founders stock at
   $.0067 per share ..................................      8,520             --              --          10,000

July 2000, sale of common stock at
   $1.00 per share pursuant to private offering,
   net of offering costs of $21,180 ..................    956,342             --              --         957,320

July 2000, exercise of stock options at
   $.10 per share, ...................................      6,060           (120)             --           6,000

Net loss for the period ..............................         --             --        (118,446)       (118,446)
                                                       ----------     ----------      ----------      ----------
                        Balance, July 31, 2000 ....... $1,016,896     $      380      $ (146,232)     $  880,832
                                                       ==========     ==========      ==========      ==========



                 See accompanying notes to financial statements

                               IDMEDICAL.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS


                                                                        June 17, 1999    June 17, 1999
                                                                         (inception)      (inception)
                                                        For the Seven      Through         Through
                                                         Months Ended    December 31,      July 31,
                                                        July 31, 2000        1999            2000
                                                        -------------   -------------   --------------
Operating activities:
    Net (loss) .......................................     $(118,446)     $(27,786)     $  (146,232)
    Adjustments to reconcile net loss to net cash
    used in operating activities:
       Stock-based compensation ......................            --        11,244           11,244
       Amortization and depreciation .................         4,562           903            5,465
    Changes in current assets and current liabilities:
       Prepaid expenses ..............................        (4,650)           --           (4,650)
       Employee receivable ...........................        (6,579)           --           (6,579)
       Accounts payable and accrued expenses .........         4,620        15,352           19,972
                                                           ---------      --------      -----------
         Net cash used in operating activities .......      (120,493)         (287)        (120,780)
                                                           ---------      --------      -----------
Investing activities:
       Cash paid for copyright .......................           (61)         (424)            (485)
       Cash paid for trademark .......................          (525)       (1,935)          (2,460)
       Cash paid for website .........................       (20,000)       (7,500)         (27,500)
       Cash paid for patent ..........................        (8,840)           --           (8,840)
       Equipment .....................................        (8,346)           --           (8,346)
                                                           ---------      --------      -----------
         Net cash used in investing activities .......       (37,772)       (9,859)         (47,631)
                                                           ---------      --------      -----------
Financing activities:
       Proceeds from sale of common stock ............       984,500        42,500        1,027,000
       Lease payments ................................          (661)           --             (661)
       Offering costs deferred .......................        (4,384)      (16,796)         (21,180)
       Contributed capital (Note 4) ..................        10,000            --           10,000
                                                           ---------      --------      -----------
         Net cash provided by financing activities ...       989,455        25,704        1,015,159
                                                           ---------      --------      -----------

Net change in cash ...................................       831,190        15,558          846,748
Cash and cash equivalents at beginning of period .....        15,558            --               --
                                                           ---------      --------      -----------
         Cash and cash equivalents at end of period ..     $ 846,748      $ 15,558      $   846,748
                                                           =========      ========      ===========
Supplemental disclosure of cash flow information:
    Cash paid during the period for:
       Interest ......................................           230            --              230
                                                           =========      ========      ===========
       Income taxes ..................................            --            --               --
                                                           =========      ========      ===========
Non-cash investing and financing activities:
    Equipment purchased under capital lease (Note 2)           3,871            --            3,871
                                                           =========      ========      ===========




                 See accompanying notes to financial statements

                               IDMEDICAL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  ORGANIZATION AND BASIS OF PRESENTATION

          IDMEDICAL.COM, Inc. was incorporated on June 17, 1999 to capitalize on the growing demand for online medical records systems through the phased acquisition, integration, and growth of existing independent online medical records systems providers in targeted geographic regions. The goal of the Company is to become the premier national provider of online medical records systems. The Company is a development stage enterprise in accordance with Statement of Financial Accounting Standard (SFAS) No. 7.

          Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for internet services. The Company's future success will be dependent upon its ability to create and provide effective online medical records systems, the continued acceptance of the Internet and the Company's ability to develop and provide new products that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current systems, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

     (b)  USE OF ESTIMATES

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents.

     (d)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

                               IDMEDICAL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS


          WEBSITE AND SOFTWARE

               In accordance with the provisions of Statement of Position 98-1, "Accounting For the Costs of Computer Software Developed for Internal Use", the cost of developing and implementing the Company's internet website was expensed until the Company determined that the website would result in future economic benefit and management was committed to funding the project. Thereafter, all direct external implementation and development costs were capitalized and amortized using the straight-line method over the remaining estimated useful lives, not exceeding three years. The Company capitalized website costs of $7,500 and $27,500 respectively during the period from June 17, 1999 (inception) to December 31, 1999 and the seven months ended July 31, 2000. The Company recorded amortization expense related to the capitalized website costs of $903 and $4,236, respectively for the period from June 17, 1999 (inception) to December 31, 1999, and for the seven months ended July 31, 2000

          (e)  INTANGIBLE ASSETS

               Intangible assets consist of the costs to obtain a copyright. Such costs are amortized over the estimated useful life of the copyright on the straight-line basis.

          (f)  OTHER ASSETS

               Other assets include various patent and trademark application costs. The Company will begin amortizing these costs as the applications are approved.

          (g)  IMPAIRMENT OF LONG-LIVED ASSETS

               The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement No.
               121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

          (h)  PEERING RELATIONSHIPS

               The Company does not pay any fees in connection with its peering relationships with other companies and does not record revenue or expense in connection with those arrangements. The nature of these relationships is that the parties share the responsibility for communications that occur between their respective local networks. These peering relationships are essentially exchanges of similar productive assets rather than a culmination of an earnings process. Accordingly, these arrangements are appropriately not reflected in the operations of the Company.

                               IDMEDICAL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS


          (i)  SALES AND MARKETING COSTS

               Marketing expense includes the costs of advertising and other general sales and marketing costs. The Company expenses the cost of advertising and promoting its services as incurred.

          (j)  FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

               The Company has concentrated its credit risk for cash by maintaining balances in its checking accounts, money market account, and certificate of deposit, which may at times, exceed amounts insured by the U.S. Federal Deposit Insurance Corporation ("FDIC"). The maximum loss that would have resulted from that risk totaled $475,396, at July 31, 2000 for the excess of the deposit liabilities reported by the banks over the $100,000 maximum covered by federal insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

               The carrying amounts of cash and cash equivalents, accounts payable, and capital lease payable approximate fair value due to the short-term maturity of the instruments.

          (k)  STOCK BASED COMPENSATION

               The Company accounts for stock-based compensation arrangements in accordance with Statement of financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board )"APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock-based compensation as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

          (l)  DEFERRED OFFERING COSTS

               Included in other assets at December 31, 1999 are $ 16,796 in costs related to the offering of the Company's common stock. Such costs were deducted from the proceeds received from the offering.

          (m)  LOSS PER COMMON SHARE

               The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128") which requires the disclosure of basic and diluted earnings per share. Basic earnings per share is calculated using income available to common shareowners divided by the weighted average of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. As of July 31, 2000 and December 31, 1999, there were 190,000 and 250,000 vested common stock options outstanding, respectively, which were excluded from the calculation of net income (loss) per share-diluted because they were antidilutive.

                               IDMEDICAL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS



(2)  BALANCE SHEET COMPONENTS

     Cash and Cash Equivalents

                                                                            July 31,    December 31,
                                                                              2000         1999
                                                                            ---------   ------------
Main Operating Account ...............................................      $ 175,396   $     15,558
Checking Account .....................................................         71,273             --
Money Market Account .................................................        300,000             --
Certificate of Deposit ...............................................        300,000             --
Card Services Account ................................................             79             --
                                                                            ---------   ------------
                                                                Total       $ 846,748   $     15,558
                                                                            =========   ============

Property and equipment, including equipment under capital lease, stated at cost

                                                                            July 31,   December 31,
                                                                              2000         1999
                                                                            --------   ------------
Property & equipment under capital lease .............................      $  4,532   $         --
Website costs ........................................................        27,500          7,500
All other property & equipment .......................................         8,346             --
                                                                            --------   ------------
                                                                              40,378          7,500
Less accumulated depreciation and amortization .......................        (5,369)          (903)
                                                                            --------   ------------
                                                                Total       $ 35,009   $      6,597
                                                                            ========   ============



On April 26, 2000 the Company entered into a one year capital lease agreement whereby the Company is purchasing certain furniture and equipment at a 15% interest rate. Minimum monthly payments under the lease are $445.

Intangible Assets

                                                                            July 31,    December 31,
                                                                              2000           1999
                                                                            --------    -----------
Copyright ............................................................      $    485    $       424
Less accumulated amortization ........................................           (96)            --
                                                                            --------    -----------
                                                                Total       $    581    $       424
                                                                            ========    ===========


Other Assets

                                                                            July 31,    December 31,
                                                                              2000           1999
                                                                            --------    -----------
Patent ...............................................................      $  8,840    $        --
Deferred offering costs ..............................................            --         16,796
Trademark ............................................................         2,460          1,935
                                                                            --------    -----------
                                                                Total       $ 11,300    $    18,731
                                                                            ========    ===========

                               IDMEDICAL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS



(3)  CAPITAL STOCK

     (a)  COMMON STOCK

          In July 1999 the Company issued 1,000,000 shares of its $.001 par value common stock in exchange for consulting services valued at $10,744. Of this amount $5,000 was attributable to legal fees and $5,744 was for consulting services. The transactions were valued based on the fair value of the shares of common stock. The Company's board of directors valued the shares at $.0098 per share, based on contemporaneous sales of common stock and other analysis.

          Commencing in June 2000, the Company sold 978,500 shares of its $.001 par value common stock for $1.00 per share in a private offering pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended. Net proceeds from the offering totaled $957,320, through July 31, 2000, after deducting offering expenses of $21,180.

          In February 2000, officers contributed a total of $10,000 for working capital.

     (b)  PREFERRED STOCK

          The Company is authorized to issue 1,000 shares of $.001 par value preferred stock. The corporation may divide and issue the Preferred Shares in series. Each Series when issued shall be designated to distinguish them from the shares of all other series. The relative rights and preferences of these series include preference of dividends, redemption terms and conditions, amount payable upon shares of voluntary or involuntary liquidation, terms and condition of conversion as well as voting powers.

     (c)  STOCK OPTIONS

          The Company has adopted a non-qualified stock option and stock grant plan for the benefit of key personnel and others providing significant services. An aggregate of 1,312,000 shares of common stock has been reserved under the plan. Options granted pursuant to the plan will be exercisable at a price no less than the market value of the shares of common stock on the date of grant. There were 250,000 and 190,000 options outstanding under this plan as of December 31, 1999 and July 31, 2000, respectively. According to the Company's policy, options granted to employees and directors are accounted for using the intrinsic method, while options granted to non-employees are accounted for under the fair value method. The fair value of the Company's common stock was determined by the board of directors based on contemporaneous equity transactions and other analysis.

          Option Pricing Model

          The fair value of each option granted has been estimated as of the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.8 percent, expected volatility of zero percent, expected life of three to five years, and no expected dividends. From June 17, 1999 (inception) to December 31, 1999, the weighted average exercise price and fair value of options granted were $.10 and $.002, respectively on the date of grant for options granted with an exercise price greater than the fair value of the stock. During the seven months ended July 31, 2000, the weighted average exercise price and fair value of options granted was $.10 and $.002, respectively on the date of grant for options granted with an exercise price greater than the fair value of the stock. There were no options granted with exercise prices that equaled or were less than the fair value of the underlying stock on the date of grant.

                               IDMEDICAL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS



          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

          Options granted to non-employees accounted for under the fair value method

          On October 15, 1999 the Company entered into agreements with seven unrelated third party consultants to provide technical advisory services, software development services, printing services, and graphic services to the Company. The Company granted the consultants fully vested options to purchase 250,000 shares of the Company's common stock. On October 15, 1999 the fair value of the stock was $.0054. The options are exercisable at $.10 and expire on October 15, 2003. The Company determined the fair value of the options in accordance with SFAS 123 to be $.002 and have recorded compensation expense of $500.

          SUMMARY

          A summary of the Company's stock option awards to purchase shares of common stock as of December 31, 1999 and July 31, 2000 and the changes during period from June 17, 1999 (inception) to December 31, 1999, and for the seven months ended July 31, 2000:


     Fixed Options                            Number
     -------------                            -------
Outstanding at June 17, 1999 (inception)           --
Granted ................................      250,000
Exercised ..............................           --
Canceled ...............................           --
                                              -------
Outstanding at December 31, 1999 .......      250,000

Granted ................................           --
Exercised ..............................       60,000
Canceled ...............................           --
                                              -------
Outstanding at July 31, 2000 ...........      190,000
                                              =======

                               IDMEDICAL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS



(4)  INCOME TAXES

     A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the seven months ended July 31, 2000, for the period from June 17, 1999 (inception) through December 31, 1999, and for the period from June 17, 1999 (inception) through July 31, 2000:

                                                                  June 17, 1999
                                                                    (inception)    June 17, 1999
                                                Seven months          through        (inception)
                                                ended July 31,      December 31,      through
                                                     2000               1999       July 31, 2000
                                                ---------------    -------------   --------------
U.S. statutory federal rate, graduated ......           25.09%           15.00%           27.56%
State income tax rate, net of federal .......            3.47%            3.94%            3.35%
Net operating loss (NOL) for which
    no tax benefit is currently available ...          (28.56)%          (8.94)%         (30.91)%
                                                ---------------    -------------   --------------
                                                         0.00%            0.00%            0.00%
                                                ===============    =============   ==============


     The benefit for income taxes from operations consisted of the following components at December 31, 1999 and July 31, 2000, respectively: current tax benefit of $5,167 and $36,043, respectively resulting from a net loss before income taxes, and deferred tax expense of $5,167 and $36,043, respectively resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses. The change in the valuation allowance for the period from June 17, 1999 (inception) through December 31, 1999 and for the seven months ended July 31, 2000 was $5,166 and $30,877, respectively. NOL carryforwards at December 31, 1999 will begin to expire in 2018. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

     Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

(5)  COMMITMENTS

     OPERATING LEASE

     The Company rents office space under an operating lease. Monthly rentals under the lease are $1,100. The lease expires in May 2001. Also, the Company rents office space in Boulder, Colorado on a month to month basis for $420.

                               IDMEDICAL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS



(6)  SUBSEQUENT EVENT

     The Company sold 50,000 shares of common stock for proceeds of $50,000 subsequent to July 31, 2000, for a total of 9,864,500 shares of common stock issued and outstanding.

     Also, subsequent to July 31, 2000 the Company issued 1,000,000 and 1,250,000 warrants to purchase common stock at $2.00 and $1.10 respectively. These are the only warrants outstanding.

                                 EXHIBIT INDEX

      EXHIBIT
       NUMBER     DESCRIPTION
      -------     -----------
         3.1      Articles of Incorporation, as currently in effect. (Filed
                  herewith).

         3.2      Bylaws dated June 28, 1999 and as currently in effect.
                  (Filed herewith).

         5.1 Opinion of Counsel, Futro & Trauernicht, LLC. (Filed herewith).

        10.1      IDMedical.com, Inc. 1999 Stock Option Plan. (Filed herewith).

        10.2      Form of Common Stock Purchase Warrant, exercise price $1.10
                  (Filed herewith).

        10.3      Form of Common Stock Purchase Warrant, exercise price $2.00
                  (Filed herewith).

        10.4 Contract with digitalNATION -- a VERIO company -- Inc. for Web hosting, executed November 10, 1999. (Filed herewith).

        23.1      Consent of Futro & Trauernicht, LLC. (Included in Exhibit
                  5.1).

        23.2      Consent of Cordovano & Harvey, P.C. (Filed herewith).

        27        Financial Data Schedule. (Filed herewith).
